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                                                                    Exhibit 10.1


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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          GBI CAPITAL MANAGEMENT CORP.,

                             NEW VALLEY CORPORATION,

                         LADENBURG, THALMANN GROUP INC.,

                        BERLINER EFFEKTENGESELLSCHAFT AG,

                                       AND

                         LADENBURG, THALMANN & CO. INC.



                             DATED FEBRUARY 8, 2001








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                                TABLE OF CONTENTS
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      ARTICLE I PURCHASE AND SALE OF LADENBURG STOCK.....................................................................1

               SECTION 1.1 DEFINITIONS...................................................................................1
               SECTION 1.2 PURCHASE AND SALE.............................................................................1
               SECTION 1.3 PURCHASE PRICE................................................................................1
               SECTION 1.4 ALLOCATION OF PURCHASE PRICE..................................................................2

      ARTICLE II THE CLOSING.............................................................................................2
               SECTION 2.1 THE CLOSING...................................................................................2
               SECTION 2.2 SELLERS' DELIVERIES...........................................................................2
               SECTION 2.3 PURCHASER'S DELIVERIES........................................................................3
               SECTION 2.4 NET WORTH ADJUSTMENT..........................................................................3
               SECTION 2.5 PLEDGE AND SECURITY AGREEMENT.................................................................4
               SECTION 2.6 PROXY AND VOTING AGREEMENT....................................................................4
               SECTION 2.7 FURTHER ASSURANCES; POST-CLOSING COOPERATION..................................................4
               SECTION 2.8 DIRECTORS AND OFFICERS........................................................................5
               SECTION 2.9 ENFORCEMENT OF CLAIMS; AMENDMENT..............................................................6

      ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES..................................................6
               SECTION 3.1 ORGANIZATION..................................................................................6
               SECTION 3.2 AUTHORITY AND CORPORATE ACTION................................................................7
               SECTION 3.3 NO CONFLICTS, ETC.............................................................................7
               SECTION 3.4 CAPITALIZATION; OWNERSHIP OF SECURITIES.......................................................8
               SECTION 3.5 COMPLIANCE WITH LAW; CUSTOMER COMPLAINTS......................................................9
               SECTION 3.6 FINANCIAL STATEMENTS..........................................................................10
               SECTION 3.7 LICENSES, PERMITS, ETC........................................................................10
               SECTION 3.8 MARKETABLE SECURITIES.........................................................................10
               SECTION 3.9 REAL PROPERTY; LEASED PROPERTIES; CONTRACTS...................................................11
               SECTION 3.10 LITIGATION...................................................................................11
               SECTION 3.11 TAXES, TAX RETURNS AND AUDITS................................................................11
               SECTION 3.12 CONSENTS AND APPROVALS.......................................................................12
               SECTION 3.13 ABSENCE OF CERTAIN CHANGES...................................................................12
               SECTION 3.14 EMPLOYMENT AGREEMENTS AND BONUS PLANS........................................................13
               SECTION 3.15 EMPLOYEE PLANS...............................................................................13
               SECTION 3.16 INSURANCE POLICIES...........................................................................14
               SECTION 3.17 INTANGIBLE RIGHTS............................................................................14
               SECTION 3.18 TITLE TO PROPERTIES..........................................................................14


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               SECTION 3.19 NO GUARANTEES................................................................................15
               SECTION 3.20 LABOR MATTERS................................................................................15
               SECTION 3.21 BROKERS......................................................................................15
               SECTION 3.22 RECORDS......................................................................................15
               SECTION 3.23 NO UNDISCLOSED LIABILITIES...................................................................15
               SECTION 3.24 NO ILLEGAL OR IMPROPER TRANSACTIONS..........................................................15
               SECTION 3.25 RELATED TRANSACTIONS.........................................................................16
               SECTION 3.26 DISCLOSURE...................................................................................16
               SECTION 3.27 OWNERSHIP OF PURCHASER COMMON STOCK..........................................................16
               SECTION 3.28 INVESTMENT REPRESENTATIONS...................................................................16
               SECTION 3.29 BANK ACCOUNTS................................................................................17
               SECTION 3.30 CERTAIN BROKERAGE MATTERS....................................................................17
               SECTION 3.31 WARRANTS, ETC................................................................................17
               SECTION 3.32 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................................................17
               SECTION 3.33 UKRAINE FUND.................................................................................17

      ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........................................................18
               SECTION 4.1  ORGANIZATION................................................................................18
               SECTION 4.2  AUTHORITY AND CORPORATE ACTION..............................................................18
               SECTION 4.3  CAPITALIZATION; OWNERSHIP OF SECURITIES.....................................................20
               SECTION 4.4  SEC REPORTS; FINANCIAL STATEMENTS...........................................................20
               SECTION 4.5  CONSENTS AND APPROVALS......................................................................21
               SECTION 4.6  DISCLOSURE..................................................................................21
               SECTION 4.7  ABSENCE OF CERTAIN CHANGES..................................................................21
               SECTION 4.8  VOTE REQUIRED...............................................................................21
               SECTION 4.9  OPINION OF FINANCIAL ADVISOR................................................................22
               SECTION 4.10 SECTIONS 607.0901 AND 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT NOT APPLICABLE.......22
               SECTION 4.11 FINANCING...................................................................................22
               SECTION 4.12 INVESTMENT REPRESENTATIONS..................................................................22
               SECTION 4.13 COMPLIANCE WITH LAW; CUSTOMER COMPLAINTS....................................................22
               SECTION 4.14 LICENSES, PERMITS, ETC......................................................................23
               SECTION 4.15 REAL PROPERTY; LEASED PROPERTIES; CONTRACTS.................................................23
               SECTION 4.16 LITIGATION..................................................................................24
               SECTION 4.17 TAXES, TAX RETURNS AND AUDITS...............................................................24
               SECTION 4.18 EMPLOYMENT AGREEMENTS AND BONUS PLANS.......................................................25
               SECTION 4.19 EMPLOYEE PLANS..............................................................................25
               SECTION 4.20 INSURANCE POLICIES..........................................................................26
               SECTION 4.21 INTANGIBLE RIGHTS...........................................................................26
               SECTION 4.22 TITLE TO PROPERTIES.........................................................................27
               SECTION 4.23 NO GUARANTEES...............................................................................27
               SECTION 4.24 LABOR MATTERS...............................................................................27
               SECTION 4.25 BROKERS.....................................................................................27
               SECTION 4.26 RECORDS.....................................................................................27

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               SECTION 4.27 NO UNDISCLOSED LIABILITIES..................................................................27
               SECTION 4.28 NO ILLEGAL OR IMPROPER TRANSACTIONS.........................................................28
               SECTION 4.29 RELATED TRANSACTIONS........................................................................28
               SECTION 4.30 BANK ACCOUNTS...............................................................................28
               SECTION 4.31 CERTAIN BROKERAGE MATTERS...................................................................28
               SECTION 4.32 SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................................................29

      ARTICLE V COVENANTS...............................................................................................29
               SECTION 5.1  CONDUCT OF BUSINESS.........................................................................29
               SECTION 5.2  ACCESS TO INFORMATION; CONFIDENTIALITY......................................................30
               SECTION 5.3  MAINTENANCE OF ASSETS; INSURANCE............................................................31
               SECTION 5.4  NON-USE OF NAME.............................................................................31
               SECTION 5.5  NO OTHER NEGOTIATIONS.......................................................................31
               SECTION 5.6  NO SECURITIES TRANSACTIONS..................................................................32
               SECTION 5.7  CANCELLATION OF INTERCOMPANY AGREEMENTS.....................................................32
               SECTION 5.8  DISCLOSURE OF CERTAIN MATTERS...............................................................32
               SECTION 5.9  NON-COMPETITION.............................................................................32
               SECTION 5.10 STOCKHOLDER MEETING.........................................................................33
               SECTION 5.11 PROXY STATEMENT.............................................................................33
               SECTION 5.12 INFORMATION SUPPLIED........................................................................34
               SECTION 5.13 INFORMATION FOR PROXY STATEMENT.............................................................34
               SECTION 5.14 INTERCOMPANY DEBT...........................................................................34
               SECTION 5.15 GENERAL RELEASE.............................................................................35
               SECTION 5.16 NO PURCHASER SOLICITATIONS..................................................................35
               SECTION 5.17 ADDITIONAL AGREEMENTS.......................................................................36
               SECTION 5.18 FINANCING...................................................................................37
               SECTION 5.19 CONTINUATION OF INSURANCE...................................................................37
               SECTION 5.20 AMEX LISTING................................................................................37
               SECTION 5.21 FURTHER ACTION..............................................................................38
               SECTION 5.22 SCHEDULES...................................................................................38
               SECTION 5.23 REGULATORY AND OTHER AUTHORIZATIONS.........................................................38

      ARTICLE VI CONDITIONS TO CLOSING..................................................................................38
               SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.......................................................38
               SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES.............................................39
               SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE PURCHASER...................................................39

      ARTICLE VII INDEMNIFICATION.......................................................................................40
               SECTION 7.1 INDEMNIFICATION BY THE SELLERS...............................................................40
               SECTION 7.2 INDEMNIFICATION BY THE PURCHASER.............................................................41
               SECTION 7.3 NOTICE, ETC..................................................................................41
               SECTION 7.4 ADJUSTMENT TO PURCHASE PRICE.................................................................44

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               SECTION 7.5 LIMITATIONS..................................................................................44
               SECTION 7.6 PAYMENT OF CLAIMS............................................................................45
               SECTION 7.7 REPRESENTATIONS AND WARRANTIES...............................................................45
               SECTION 7.8 EXCLUSIVITY..................................................................................45
               SECTION 7.9 TAX BENEFITS.................................................................................45

      ARTICLE VIII TERMINATION AND ABANDONMENT..........................................................................47
               SECTION 8.1 METHODS OF TERMINATION.......................................................................47
               SECTION 8.2 EFFECT OF TERMINATION........................................................................47

      ARTICLE IX DEFINITIONS............................................................................................49
               SECTION 9.1 CERTAIN DEFINED TERMS........................................................................49

      ARTICLE X GENERAL PROVISIONS......................................................................................53
               SECTION 10.1  EXPENSES...................................................................................53
               SECTION 10.2  NOTICES....................................................................................54
               SECTION 10.3  PRESS RELEASE; PUBLIC ANNOUNCEMENTS; FILINGS...............................................56
               SECTION 10.4  AMENDMENT..................................................................................56
               SECTION 10.5  WAIVER.....................................................................................56
               SECTION 10.6  HEADINGS...................................................................................56
               SECTION 10.7  SEVERABILITY...............................................................................56
               SECTION 10.8  ENTIRE AGREEMENT...........................................................................56
               SECTION 10.9  BENEFIT....................................................................................57
               SECTION 10.10 GOVERNING LAW..............................................................................57
               SECTION 10.11 COUNTERPARTS...............................................................................57
               SECTION 10.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.............................................57
               SECTION 10.13  WAIVER OF JURY TRIAL......................................................................58
               SECTION 10.14  SPECIFIC PERFORMANCE......................................................................58

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                                    EXHIBITS

Exhibit A                    Escrow Agreement
Exhibit B                    Promissory Notes
Exhibit C                    Pledge and Security Agreement
Exhibit D                    Proxy and Voting Agreement
Exhibit E                    Investor Rights Agreement
Exhibit F                    Employment Agreement between Ladenburg and Victor
                             Rivas
Exhibits G-1 through G-5     Amendment to Employment Agreement between GBI
                             Capital Partners, Inc. and each of the Principals
                             and Joseph Berland, respectively
Exhibit H                    Stock Purchase Agreement between Berland and LTGI
Exhibit I                    Legal Opinion from Graubard Mollen & Miller
Exhibit J                    Legal Opinion from Milbank, Tweed, Hadley &
                             McCloy LLP
Exhibit K                    Press Release

                                       v

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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT ("AGREEMENT") dated February 8, 2001, among GBI CAPITAL MANAGEMENT CORP., a Florida corporation (the "PURCHASER"), NEW VALLEY CORPORATION, a Delaware corporation ("NEW VALLEY"), LADENBURG, THALMANN GROUP INC., a Delaware corporation and wholly owned subsidiary of New Valley ("LTGI" and, together with New Valley, the "NEW VALLEY PARTIES"), BERLINER EFFEKTENGESELLSCHAFT AG, a German corporation ("BERLINER"), and LADENBURG, THALMANN & CO. INC., a Delaware corporation ("LADENBURG").

         WHEREAS, Ladenburg is engaged in the securities business, including investment banking, the institutional and retail sale of securities, securities research and related securities activities;

         WHEREAS, LTGI and Berliner are the record and beneficial owners of all of the issued and outstanding shares of the common stock, par value $0.01 per share, of Ladenburg ("LADENBURG STOCK"); and

         WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire that the Purchaser purchase from LTGI and Berliner all of the Ladenburg Stock;

         IT IS AGREED:

                                   ARTICLE I

                      PURCHASE AND SALE OF LADENBURG STOCK

         SECTION 1.1 DEFINITIONS. Certain capitalized terms used in this Agreement shall have the meanings specified in ARTICLE IX.

         SECTION 1.2 PURCHASE AND SALE. Upon the terms and subject to the conditions hereof, at the Closing (as defined in SECTION 2.1), LTGI and Berliner (collectively, the "SELLERS") shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the right, title and interest of Sellers in and to the Ladenburg Stock. In addition, at the Closing, New Valley shall cause to be transferred, assigned and conveyed to the Purchaser all of the issued and outstanding shares of common stock (the "LTI STOCK") of Ladenburg Thalmann International Ltd. ("LTI") for no consideration in excess of the portion of the Purchase Price to be paid to New Valley pursuant to
SECTION 1.3.

         SECTION 1.3 PURCHASE PRICE. Subject to adjustment as hereinafter set forth, the purchase price ("PURCHASE PRICE") to be paid by the Purchaser to the Sellers for the Ladenburg Stock shall be the following, payable at the Closing:

                  (a) $10,000,000 to be paid to the Sellers by wire transfer of immediately available United States funds to accounts of the Sellers specified by the Sellers in written notice given to the Purchaser no later than two




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Business Days prior to the Closing Date (as defined in SECTION 2.1); PROVIDED that $500,000 of the cash portion of the Purchase Price to be paid to Berliner shall be delivered by the Purchaser by wire transfer of immediately available United States funds to Continental Stock Transfer & Trust Company, as escrow agent (the "ESCROW AGENT") under an escrow agreement to be entered into on the Closing Date by Berliner, the Purchaser and the Escrow Agent in the form amended hereto as EXHIBIT A (the "ESCROW AGREEMENT");

                  (b) promissory notes in the aggregate principal amount of $10,000,000, to be delivered to the Sellers in the form annexed hereto as EXHIBIT B, each appropriately completed and executed (the "NOTES"); and

                  (c) certificates representing, in the aggregate, 18,181,818 shares of Purchaser's common stock, par value $0.0001 per share ("PURCHASER COMMON STOCK"), to be delivered to the Sellers. If, prior to the Closing Date, the Purchaser shall effect an Adjustment Event with respect to the Purchaser Common Stock, the number of shares of Purchaser Common Stock to be delivered to the Sellers pursuant to this SECTION 1.3(C) shall be appropriately adjusted (and any appropriate actions shall be taken by the Purchaser) so that the Sellers shall be entitled to receive the number of shares of Purchaser Common Stock (or other securities of Purchaser) that the Sellers would have owned or would have been entitled to receive upon or by reason of such Adjustment Event had 18,181,818 shares of Purchaser Common Stock been delivered to the Sellers immediately prior to the occurrence of the Adjustment Event.

         SECTION 1.4 ALLOCATION OF PURCHASE PRICE. All payments of the Purchase Price shall be made in the proportion of 80.1% to LTGI and 19.9% to Berliner. The Parties hereby acknowledge that the Purchase Price will be paid in connection with the acquisition of the business of Ladenburg, and no part thereof will be paid in connection with any assignment (whether deemed or otherwise) of any leases of the Ladenburg Companies.

                                   ARTICLE II

                                   THE CLOSING

         SECTION 2.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at 10:00 a.m., local time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in SECTIONS 6.1(A) AND (C) is fulfilled, at the offices of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

         SECTION 2.2 SELLERS' DELIVERIES. At the Closing, (i) the Sellers will assign and transfer to Purchaser all of Sellers' right, title and interest in and to the Ladenburg Stock by delivering to the Purchaser the certificates representing the Ladenburg Stock, duly endorsed for transfer and free and clear



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of all Liens, (ii) New Valley will assign and transfer to Purchaser all of New
Valley's right, title and interest in and to the LTI Stock by delivering to the Purchaser the certificates representing the LTI Stock, duly endorsed for transfer and free and clear of all Liens, and (iii) New Valley, LTGI, Berliner and Ladenburg (collectively, the "SELLING PARTIES") shall deliver to the Purchaser the certificates, opinions and other agreements and instruments contemplated by ARTICLE VI hereof and the other provisions of this Agreement.

         SECTION 2.3 PURCHASER'S DELIVERIES. At the Closing, the Purchaser shall deliver to the Sellers (i) the portions of cash, Notes and shares of Purchaser Common Stock representing the Purchase Price to which each Seller is entitled pursuant to SECTIONS 1.3 AND 1.4, and (ii) the certificates, opinions and other agreements and instruments contemplated by ARTICLE VI hereof and the other provisions of this Agreement.

         SECTION 2.4 NET WORTH ADJUSTMENT.

                  (a) Promptly after the Closing, the individuals serving as the chief financial officers of Ladenburg and New Valley on the date hereof (or, if either such individual is not so serving on the Closing Date, a substitute individual mutually selected by the Purchaser and New Valley) shall cooperate with each other to cause Ladenburg to prepare a consolidated balance sheet of Ladenburg and its subsidiaries as at the Closing Date (but without giving effect to the consummation of the transactions contemplated hereby) from which the net worth of Ladenburg and such subsidiaries on a consolidated basis on such date (the "CLOSING NET WORTH") shall be determined in accordance with GAAP, applied consistently as in the Financial Statements except that, if not required by GAAP, appropriate reserves and accruals shall nevertheless be made for the cost of the annual audit and preparation of tax returns for Ladenburg for the year ended December 31, 2000. Upon its preparation, such balance sheet and determination of Closing Net Worth shall be submitted to the Enforcement Committee (as defined in SECTION 2.9), New Valley and Berliner and shall be deemed conclusively accepted unless written objection thereto is given by any Party to the other Parties within 30 days after submission.

                  (b) If, within the 30-day period specified in SECTION 2.4(A), an objection is made pursuant to the last sentence of paragraph (a) above, the Purchaser's Accountants and the Sellers' Accountants shall jointly review the balance sheet and the determination of the Closing Net Worth prepared by Ladenburg (the "INITIAL DETERMINATION") and attempt to reach a mutually satisfactory determination of the Closing Net Worth. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach such a mutually satisfactory determination within 30 days after the Initial Determination has been submitted to them for their joint review, they shall promptly submit the Initial Determination to a firm of independent accountants jointly selected by them. The independent third firm shall submit its determination of Closing Net Worth to New Valley, Berliner and the Enforcement Committee within 30 days of its receipt of the Initial Determination, and the determination of the Closing Net Worth by such third firm shall be final and conclusive upon the Parties. The Purchaser shall pay the fees and expenses of the Purchaser's Accountants and New Valley and Berliner shall pay the fees and expenses of the Sellers' Accountants. The fees and expenses of any independent third firm shall be paid 50% by the Purchaser and 50% by New Valley and Berliner.




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                  (c) If the Closing Net Worth, as finally determined, is less than $28.6 million, the New Valley Parties and Berliner shall promptly contribute to the capital of Ladenburg an amount, in cash, equal to the difference between $28.6 million and the Closing Net Worth.

                  (d) If the Closing Net Worth, as finally determined, is more than $30.6 million, the Purchaser shall promptly pay to the Sellers, as an addition to the Purchase Price, cash equal to the difference between the Closing Net Worth and $30.6 million. Such payment shall be made by wire transfer to the accounts of the Sellers specified pursuant to SECTION 1.3(A).

                  (e) Payments by and to the New Valley Parties and Berliner pursuant to this SECTION 2.4 shall be made in the proportion of 80.1% by or to the LTGI and 19.9% by or to Berliner.

         SECTION 2.5 PLEDGE AND SECURITY AGREEMENT. To secure payment of amounts due under the Notes, the Purchaser shall grant to the Sellers a pledge of the shares of Ladenburg Stock to be purchased by it hereunder pursuant to a Pledge and Security Agreement (the "PLEDGE AND SECURITY AGREEMENT") in the form annexed hereto as EXHIBIT C to be entered into at the Closing by the parties named therein and shall deliver to the collateral agent party thereto the certificates representing such shares together with duly executed stock powers endorsed in blank, all in accordance with the provisions of the Pledge and Security Agreement.

         SECTION 2.6 PROXY AND VOTING AGREEMENT. The Principals, Joseph Berland, New Valley Parties and Berliner have, concurrently with the execution and delivery of this Agreement, entered into a Proxy and Voting Agreement (the "PROXY AND VOTING AGREEMENT") in the form annexed hereto as EXHIBIT D.

         SECTION 2.7 FURTHER ASSURANCES; POST-CLOSING COOPERATION.

                  (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

                  (b) Following the Closing, each Party will afford the other Party(ies), its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the business, prospects or financial condition of Ladenburg and its subsidiaries in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any governmental or regulatory authority, (iii) the determination or enforcement of the rights and obligations of any Party to this Agreement or any of the other Transaction Documents or (iv) in connection with any actual or threatened Proceeding. Further, each Party




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agrees for a period extending eight years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten day period after such offer is made. If at the end of such eight year period, either Party is under Tax audit or a party to another legal proceeding related to certain records which are being maintained by Ladenburg or New Valley, each Party may request the other Party to continue to retain such records, provided at least one month's advance notice is given.

                  (c) The Parties shall without further consideration reasonably cooperate with each other and shall cause their respective Affiliates and Representatives to reasonably cooperate with each other in connection the preparation of Tax Returns and the conduct of any Tax audit or other proceedings in respect of Taxes. If any Tax audit, Tax hearing or other Tax proceeding involving any of the Ladenburg Companies for which either the Purchaser or any of the Selling Parties may be liable under this Agreement, each Party shall provide reasonable notification to the other Party prior to the commencement of such event. During any such Tax proceeding, each Party shall reasonably consult with and take into account the views (in a manner consistent with positions taken prior to the Closing) of the other Party. Each Party shall also have the right to request that a Representative be present during such Tax audit, Tax hearing or other Tax proceeding. At New Valley's request, the Purchaser and Ladenburg shall execute a Power of Attorney authorizing New Valley's Representative to argue at any Tax proceeding for any Taxes arising in any period for which the Selling Parties may be liable under this Agreement.

                  (d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with governmental or regulatory authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the business, prospects or financial condition of Ladenburg not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other Party, such other Party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by the New Valley Parties and Berliner in accordance with this paragraph shall be held confidential by them in accordance with SECTION 5.2. The New Valley Parties shall furnish to Purchaser, with reasonable time for review and comment, copies of all unconsolidated Tax Returns of the Ladenburg Companies or other information proposed to be filed by them with any governmental or regulatory authority that relates solely to the Ladenburg Companies for any period prior to the Closing Date.

                  (e) Notwithstanding anything to the contrary contained in this Section, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

         SECTION 2.8 DIRECTORS AND OFFICERS. The Parties shall take such actions as are necessary so that, effective as of the Closing Date, the directors and officers of the Purchaser are the persons listed on SCHEDULE 2.8(A), the directors and officers of GBI Capital Partners, Inc. are the persons listed on
SCHEDULE 2.8(B) and the directors and officers of Ladenburg are the persons listed on SCHEDULE 2.8(C).




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         SECTION 2.9 ENFORCEMENT OF CLAIMS; AMENDMENT.

                  (a) The authority to assert Claims on behalf of the Purchaser and determine whether any action should be instituted to enforce the Purchaser's rights under this Agreement after the Closing Date, including without limitation, rights pursuant to ARTICLE VII, shall be vested solely in a committee (the "ENFORCEMENT COMMITTEE") consisting of Messrs. Richard Rosenstock, Mark Zeitchick and Victor Rivas, who shall act by the decision of a majority thereof and whose authority in such capacity shall continue whether or not any or all of them continue as directors of the Purchaser. If any member of the Enforcement Committee shall resign or otherwise cease to serve thereon, his successor shall be selected by the remaining members, except that if the member ceasing to serve is either Mr. Rosenstock or Mr. Zeitchick, the other shall select the successor. In discharging their functions, the members of the Enforcement Committee shall be subject to the same duties as directors of the Purchaser.

                  (b) After the Closing Date, no Transaction Document to which the Purchaser is a party shall be amended without the approval of a majority of the members of the Enforcement Committee.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

         New Valley, LTGI and Ladenburg (the "NEW VALLEY COMPANIES"), on the one hand, and Berliner, on the other hand, severally and not jointly represent and warrant to the Purchaser as follows (except that, where a representation and warranty is stated as being made by either the New Valley Companies or Berliner, it is made by such Person(s) only):

         SECTION 3.1 ORGANIZATION.

                  (a) NEW VALLEY. The New Valley Companies represent and warrant that New Valley is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware.

                  (b) LTGI. The New Valley Companies represent and warrant that LTGI is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware.

                  (c) LADENBURG. Ladenburg is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware. Except for the entities listed in SCHEDULE 3.1(C) (the "LADENBURG SUBSIDIARIES") and as disclosed in SCHEDULE 3.1(C), Ladenburg does not own, other than in the ordinary course of its business, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest. Ladenburg is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, which states are listed in SCHEDULE 3.1(C), except for those states in which the adverse effect of all such failures by Ladenburg to be qualified could not in the aggregate reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of Ladenburg. Ladenburg has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

                  (d) BERLINER. Berliner represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany.

                  (e) THE LADENBURG SUBSIDIARIES. Each of the Ladenburg Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the law of its state of incorporation, which states are listed in
SCHEDULE 3.1(E). Other than in the ordinary course of its securities business or as listed in SCHEDULE 3.1(E), none of the Ladenburg Subsidiaries owns, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest. Each of the Ladenburg Subsidiaries is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, which states are listed in SCHEDULE 3.1(E), except for those states in which all failures by the Ladenburg Subsidiaries to be qualified could not in the aggregate reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of Ladenburg and the Ladenburg Subsidiaries (collectively, the "LADENBURG COMPANIES"), taken as a whole. Each of the Ladenburg Subsidiaries has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

         SECTION 3.2 AUTHORITY AND CORPORATE ACTION. Such Selling Party has all necessary corporate power and authority to enter into this Agreement, the Investor Rights Agreement, the Pledge and Security Agreement, the Escrow Agreement and the other instruments and agreements to be executed and delivered by such Selling Party in connection with the transactions contemplated by this Agreement (collectively, the "SELLER TRANSACTION DOCUMENTS") and to consummate the transactions contemplated thereby. All corporate action necessary to be taken by such Selling Party to authorize the execution, delivery and performance of the Seller Transaction Documents has or will at Closing have been duly and validly taken. Each of the Seller Transaction Documents to which it is a party constitutes, or upon the execution and delivery by such Selling Party will constitute, the valid, binding and enforceable obligation of such Selling Party, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.

         SECTION 3.3 NO CONFLICTS, ETC. Subject to receipt of the approvals and filings set forth in SCHEDULE 3.3, neither the execution and delivery of the Seller Transaction Documents to which it is a party by such Selling Party nor the consummation of the transactions contemplated thereby will, except as disclosed in SCHEDULE 3.3 or except as would occur solely as a result of the identity or legal or regulatory status of the Purchaser and its Affiliates, (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws (or similar constituent documents) of any of the Selling Parties or Ladenburg Subsidiaries or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which any of the Selling Parties or Ladenburg Subsidiaries is a party or by which any of the Selling Parties or Ladenburg Subsidiaries (or any of their respective properties) is subject or bound, except where any such conflict, breach, violation or default, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole;
(ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance ("LIEN") upon the assets of any of the Selling Parties or the Ladenburg Subsidiaries, except where such Lien, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which any of the Selling Parties or the Ladenburg Subsidiaries is a party, except where such termination or modification, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to any of the Selling Parties or Ladenburg Subsidiaries, except where such suspension, revocation, impairment, forfeiture or nonrenewal, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

         SECTION 3.4 CAPITALIZATION; OWNERSHIP OF SECURITIES.

                  (a) CAPITALIZATION. The capitalization of Ladenburg and each of the Ladenburg Subsidiaries is set forth in SCHEDULE 3.4(A).

                  (b) OWNERSHIP.

                           (i) LTGI and Berliner are the record and beneficial
owners of 80.1% and 19.9%, respectively, of the outstanding shares of Ladenburg Stock, free and clear of all Liens. Except as disclosed in SCHEDULE 3.4(B), there are no options, warrants or other contractual rights outstanding which require, or give any person the right to require, the issuance of any capital stock of Ladenburg whether or not such rights are presently exercisable.

                           (ii) The record and beneficial ownership of all of
the outstanding shares of capital stock of each of the Ladenburg Subsidiaries is set forth in SCHEDULE 3.4(B). Except as disclosed in SCHEDULE 3.4(B), all of the outstanding shares of capital stock of each Ladenburg Subsidiary are owned, beneficially and of record, by Ladenburg or subsidiaries wholly owned by

Ladenburg, free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which require, or give any person the right to require, the issuance of any capital stock of any of the Ladenburg Subsidiaries whether or not such rights are presently exercisable.

                           (iii) New Valley represents and warrants that LTI
owns all of the issued and outstanding shares of common stock of Ladenburg Thalmann Ukraine Ltd., the investment advisor to the Societe Generale Ladenburg Thalmann Ukraine Fund Limited (the "UKRAINE FUND").

         SECTION 3.5 COMPLIANCE WITH LAW; CUSTOMER COMPLAINTS.

                  (a) The businesses of the Ladenburg Companies are, and since May 31, 1995 have been, conducted in compliance in all material respects with all applicable laws, rules, regulations, court or administrative orders and processes and rules, directives and orders of regulatory and self-regulatory agencies and bodies (including, without limitation, the Securities Exchange Act of 1934, as amended (the "1934 ACT"), the Investment Advisers Act of 1940, as amended, and any laws, rules, regulations, orders and directives that relate to broker-dealer regulation, consumer protection, products and services, proprietary rights, anti-competitive practices, collective bargaining, ERISA, equal opportunity and improper payments), except as would not reasonably be expected, singly or in the aggregate, to be materially adverse to the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. Except as set forth in SCHEDULE 3.5(A), the Ladenburg Companies (i) are not, and since May 31, 1995 have not been, in violation of, or not in compliance with, in any material respect, any such applicable law, rule, regulation, order, directive or process with respect to the conduct of their respective businesses, and (ii) have not received any notice from any governmental authority or regulatory or self-regulatory agency or body, and to the Selling Parties' Knowledge none is threatened, alleging that any of the Ladenburg Companies is violating or has, since May 31, 1995, violated, or is not complying or has not, since May 31, 1995, complied with, any of the foregoing the effect of which, individually or in the aggregate with other such violations and non-compliance, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

                  (b) Customer complaints reportable on Form U-4 or otherwise which have been made against any of the Ladenburg Companies or any of their registered representatives since May 31, 1995 are set forth in SCHEDULE 3.5(b) and copies of each such complaint have been furnished or made available to the Purchaser. Such complaints which are pending as of the date of this Agreement are appropriately noted on SCHEDULE 3.5(B). The Signing Balance Sheet (as defined in SECTION 3.6) contains adequate reserves to the extent required by GAAP for the costs (including costs of settlement, judgments and attorneys' fees and expenses) to be incurred by the Ladenburg Companies in connection with all customer complaints pending as of its date. Except as disclosed in SCHEDULE 3.5(B), none of such complaints which have been disposed of as of the date hereof requires any payment or other action to be made by any of the Ladenburg Companies after the date of this Agreement in excess of $50,000 with respect to any single claim.

         SECTION 3.6 FINANCIAL STATEMENTS. The Selling Parties have delivered to the Purchaser a consolidated balance sheet of the Ladenburg Companies at December 31, 1999, and statements of income, stockholders' equity and source and application of funds for the year then ended, all certified by the Sellers' Accountants, and the notes, comments, schedules, and supplemental data therein (the "AUDITED 1999 FINANCIAL STATEMENT"). In addition, the Selling Parties have delivered to the Purchaser an unaudited consolidated balance sheet of the Ladenburg Companies at December 31, 2000 (the "SIGNING BALANCE SHEET") and statement of income for the year ended December 31, 2000, the "SIGNING INCOME STATEMENT"), and Ladenburg's FOCUS Report for the period ended December 31, 2000, copies of which are attached hereto as SCHEDULE 3.6. The Audited 1999 Financial Statement, the Signing Balance Sheet and the Signing Income Statement (collectively, the "FINANCIAL STATEMENTS") and Ladenburg's FOCUS Report have been prepared in all material respects in accordance with generally accepted accounting principles applied in the United States ("GAAP") throughout the periods indicated, except as may be otherwise noted therein, subject to normal year-end audit adjustments in the case of all such Financial Statements that are interim or unaudited financial statements, and fairly present the financial condition of the Ladenburg Companies at their respective dates and the results of the operations of the Ladenburg Companies for the periods covered thereby in accordance with GAAP in all material respects.

         SECTION 3.7 LICENSES, PERMITS, ETC. Except as set forth in SCHEDULE 3.7, the Ladenburg Companies and their officers, directors and employees possess all applicable governmental registrations, licenses, permits, authorizations and approvals (collectively referred to herein as "PERMITS"), including those necessary to enable them to sell securities in any jurisdiction in which any of the Ladenburg Companies engages in the sale of securities, and those necessary to own and operate the business of the Ladenburg Companies, except where the failure to obtain or possess such Permits would not in the aggregate reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. True, complete and correct copies of such Permits have previously been delivered to the Purchaser. All such Permits are in full force and effect and the Ladenburg Companies and their officers, directors and employees have complied in all material respects with all terms of such Permits. The Ladenburg Companies are not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute such a default thereunder. SCHEDULE
3.7 includes a listing of all branch offices of the Ladenburg Companies, including their addresses and dates of approval from appropriate state regulatory authorities to operate such branch offices.

         SECTION 3.8 MARKETABLE SECURITIES. Except as disclosed in SCHEDULE 3.8, all securities carried in the Signing Balance Sheet as marketable securities or which will be taken into account in the determination of the Closing Net Worth as marketable securities are readily marketable in established markets at values established in accordance with GAAP, and are, in the Signing Balance Sheet, or will be, in the determination of the Closing Net Worth, valued in accordance with GAAP and, except for pledges in the ordinary course of business, are not subject to any restriction (contractual or otherwise) that would materially impair the ability of the entity holding such securities to dispose freely of such securities at any time.

         SECTION 3.9 REAL PROPERTY; LEASED PROPERTIES; CONTRACTS.

                  (a) None of the Ladenburg Companies owns any real property.

                  (b) All leases for the real property ("LEASES") leased by the Ladenburg Companies are listed on SCHEDULE 3.9(B), and copies thereof have been furnished to the Purchaser.

                  (c) All material leases for personal property and all material contracts and commitments ("CONTRACTS") to which any of the Ladenburg Companies is a party are listed on SCHEDULE 3.9(C). For purposes of this SECTION 3.9, a material lease, contract or commitment means any lease, contract or commitment which cannot be terminated on 30 days notice or less without material cost and, if requiring the payment of money, pursuant to which the unliquidated amount required to be paid by a Ladenburg Company or which a Ladenburg Company is entitled to receive, as of the date hereof, is $100,000 or more. Copies of the Contracts of the Ladenburg Companies have been furnished to the Purchaser.

                  (d) All Contracts and Leases of the Ladenburg Companies are valid and binding agreements of the relevant Ladenburg Companies, enforceable in accordance with their terms, and there is no default by any of the Ladenburg Companies, or, to the Selling Parties' Knowledge, any other party thereto, under any such Contract or Lease, except for such defaults which, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. None of the other parties to the Contracts or Leases has notified any of the Selling Parties of any intention to terminate its Contract or Lease.

                  (e) The Clearance Agreement dated December 5, 1978 between Ladenburg and Paine, Webber, Jackson & Curtis and Paine, Webber, Mitchell Hutchins, Incorporated may be terminated by Ladenburg at any time on 90 days prior written notice.

         SECTION 3.10 LITIGATION. Except as set forth in SCHEDULE 3.10, there are no actions, suits, arbitrations or other proceedings ("PROCEEDINGS") (including arbitrations with any registered representative or customer of any Ladenburg Company) pending or, to the Selling Parties' Knowledge, threatened or reasonably likely to be asserted against any Ladenburg Company at law or in equity before any court, federal, state, municipal or other governmental department or agency or other tribunal. Except as set forth in SCHEDULE 3.10, no such Proceeding would reasonably be expected to have a material adverse effect on the ability of the Selling Parties to consummate the transactions contemplated hereby or have a material adverse effect on the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. None of the Ladenburg Companies or their property is subject to any order, judgment, injunction or decree which would reasonably be expected to materially adversely affect the business, assets, prospects or financial condition of the Ladenburg Companies taken as a whole.

         SECTION 3.11 TAXES, TAX RETURNS AND AUDITS. (a) All material federal, state, local and foreign Taxes due and payable by the Ladenburg Companies for all periods ending on or before December 31, 2000, have been paid in full or have been adequately reserved against on the Signing Balance Sheet as required by GAAP; (b) the Ladenburg Companies have filed all material federal, state, local and foreign income, excise, property, sales, social security, information returns, and other Tax returns, reports and related information ("RETURNS") required to have been filed by them, or, as set forth in SCHEDULE 3.11, extensions of the time for filing such Returns are presently in effect; the Returns that have been filed have been accurately prepared and have been timely filed except for such inaccuracies as would not reasonably be expected to have a material adverse effect on the Ladenburg Companies; (c) the Ladenburg Companies' federal income tax returns have been audited by the Internal Revenue Service through 1995, and their state and local income tax returns have been audited by the respective state and local tax agencies through March 31, 1993, and, to the Selling Parties' Knowledge, all audit reports are final; (d) except as set forth in SCHEDULE 3.11, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return or the payment of any Tax by any of the Ladenburg Companies other than Taxes that have been adequately reserved or are not material; (e) except as set forth in
SCHEDULE 3.11, there are no actions, suits, proceedings, investigations or claims pending or, to the Selling Parties' Knowledge, threatened against any Ladenburg Company in respect of Taxes or any matter under discussion with any governmental authority relating to Taxes asserted by any such authority other than Taxes that have been adequately reserved or are not material; and (f) as of the Closing Date, any net operating loss carry-forwards, as determined under Treasury Regulations Section 1.1502-21 for federal income tax purposes, will be allocated to Ladenburg and the Ladenburg Subsidiaries.

         SECTION 3.12 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 3.12, the execution and delivery of this Agreement by such Selling Party do not, and the performance of this Agreement by such Selling Party will not, require such Selling Party or the Ladenburg Companies to obtain any consent, approval, authorization or other action by, or to make any filing with or notification to, any governmental or regulatory authority or other third party, except where failure to obtain such consents, approvals, authorizations or actions, or to make any such filings or notifications, would not reasonably be expected to prevent the Selling Parties from performing any of their obligations under this Agreement or would not reasonably be expected to materially and adversely affect the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole, or except as would be required as a result of the identity or legal or regulatory status of the Purchaser and its Affiliates.

         SECTION 3.13 ABSENCE OF CERTAIN CHANGES. Except as set forth in
SCHEDULE 3.13, the Ladenburg Companies, taken as a whole, have not, since December 31, 2000, taken any action that would constitute a breach of any of their obligations under SECTION 5.1 or suffered any material adverse change, in any case or in the aggregate, in their assets, liabilities, financial condition, results of operations, prospects or business, except for those occurring as a result of general economic or financial conditions affecting the United States as a whole or the region in which the Ladenburg Companies conduct their business or developments that are not unique to the Ladenburg Companies but also affect other Persons engaged or participating in the brokerage industry generally or as a consequence of the transactions contemplated by the Transaction Documents.

         SECTION 3.14 EMPLOYMENT AGREEMENTS AND BONUS PLANS. Except as set forth in SCHEDULE 3.14, there are, and have been, no bonus, stock option, incentive or other compensation plans, arrangements, agreements or programs between any of the Ladenburg Companies and any of its employees, including but not limited to any thereof relating to severance, and there are no employment, severance, change in control or other agreements or arrangements between any of the Ladenburg Companies and any of its employees which are not terminable by a Ladenburg Company on more than thirty (30) days notice without liability, penalty or premium.

         SECTION 3.15 EMPLOYEE PLANS.

                  (a) Except as set forth on SCHEDULE 3.15, none of the Ladenburg Companies maintains or contributes to, has maintained or contributed to or is or was a party to a participating employer in, or a sponsor or contributor to any "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, "EMPLOYEE BENEFIT PLANS"). None of the Ladenburg Companies is a party to any multiemployer plan as defined in Section 3(37) of ERISA.

                  (b) Except as set forth on SCHEDULE 3.15 or as would not reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole, each Employee Benefit Plan (i) except with respect to any Employee Benefit Plan not intended to qualify under Section 401(a) of the Code, has received a determination letter from the Internal Revenue Service to the effect that such plan satisfies the requirements of Section 401(a) of the Code and that any related trust is exempt from tax pursuant to Section 501(a) of the Code;
(ii) has been operated in all material respects in accordance with the provisions thereof, ERISA, the Code and all other applicable law; (iii) has not engaged in any prohibited transactions (as such term is defined for purposes of ERISA and the Code) (other than those that are exempt pursuant to statute, regulation or otherwise) which would subject any of the Ladenburg Companies to a material liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA; (iv) has not, since the last annual report filed, been amended so as to materially increase benefits thereunder (other than as a direct or indirect result of changes in applicable law or regulations) or experienced a material increase (more than 20%) in the number of participants covered thereunder; and (v) if terminated on the date hereof, would not subject any of the Ladenburg Companies to liability in excess of $25,000 to the PBGC pursuant to the provisions of Title IV of ERISA.

                  (c) Except as set forth in SCHEDULE 3.15, there are no "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) ("EMPLOYEE WELFARE PLANS") maintained by any of the Ladenburg Companies or to which any of the Ladenburg Companies contributes or is required to contribute.

                  (d) The Selling Parties have furnished to the Purchaser true and complete copies of the following items with respect to each Employee Benefit Plan and each Employee Welfare Plan of the Ladenburg Companies (i) each plan document; (ii) each related trust document; (iii) each determination letter issued by the Internal Revenue Service relating to qualification of the respective plans under the Code; (iv) the most recently filed annual reports, if any; and (v) the most recent actuarial valuation, if any.

                  (e) Each of the Ladenburg Companies has filed all reports and other documents required to be filed with any governmental agency with respect to the Employee Benefit Plans and Employee Welfare Plans of the Ladenburg Companies or has received currently effective extensions for any such reports and other documents which have not been filed other than any failure to file which would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

         SECTION 3.16 INSURANCE POLICIES. SCHEDULE 3.16 sets forth a complete list of all material insurance policies maintained by the Ladenburg Companies and which are in force as of the date hereof.

         SECTION 3.17 INTANGIBLE RIGHTS. Set forth in SCHEDULE 3.17 is a list of all material trademarks, trade names, copyrights and applications therefor owned by or registered in the name of any of the Ladenburg Companies or in which any of the Ladenburg Companies has any rights as licensee or otherwise, and which are presently used in the operation of the Ladenburg Companies' businesses (other than packaged computer software that is used in accordance with the licenses therefor). Except as disclosed in SCHEDULE 3.17, no interest in any of such material trademarks, trade names, copyrights or applications therefor, or any trade secrets owned or used by any Ladenburg Company, has been assigned, transferred or licensed to any third party by a Ladenburg Company, and to the Selling Parties' Knowledge there is no infringement or asserted infringement by any Ladenburg Company of any trademarks, trade names, copyrights or application therefor of another the effect of which, in either case, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. Except as disclosed in SCHEDULE 3.17, (i) no claim is pending by any of the Ladenburg Companies against others to the effect that the present or past operations of such parties infringe upon or conflict with the rights of such Ladenburg Company, and, to the Selling Parties' Knowledge, no reasonable grounds for such action exist, and (ii) to the Selling Parties' Knowledge, there are no pending or threatened cancellations or revocations of any agreement granting to any Ladenburg Company rights under trademarks, trade names, copyrights or "know-how" of others, the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

         SECTION 3.18 TITLE TO PROPERTIES. Each of the Ladenburg Companies has good title to all its tangible personal properties and assets material, individually or in the aggregate, to the business of the Ladenburg Companies. Except for Liens (i) reflected in the Financial Statements or (ii) relating to margin requirements or other borrowings in respect of securities positions, none of such properties and assets is subject to any Lien or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection in title or similar Lien which individually or in the aggregate with such other Liens would not reasonably be expected to materially adversely affect the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole. The tangible properties and assets owned or leased by the Ladenburg Companies are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted.

         SECTION 3.19 NO GUARANTEES. Other than as incurred in the ordinary course of business, none of the Ladenburg Companies is a party to or bound by any agreement of guarantee, indemnification, assumption, or endorsement or any other like commitment in an amount in excess of $50,000 in any single instance and $500,000 in the aggregate to satisfy the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation other than another Ladenburg Company.

         SECTION 3.20 LABOR MATTERS. None of the Ladenburg Companies is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it in connection with the operation of its business.

         SECTION 3.21 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Selling Party.

         SECTION 3.22 RECORDS. To the Selling Parties' Knowledge, the books of account, minute books, stock certificate books and stock transfer ledgers of the Ladenburg Companies are complete and correct in all material respects, and there have been no material transactions involving any of the Ladenburg Companies which are required to be set forth therein and which have not been so set forth.

         SECTION 3.23 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULES 3.5(A), 3.5(B), 3.10 AND 3.23 and pursuant to executory provisions under the Contracts and Leases to which any Ladenburg Company is a party, none of the Ladenburg Companies has any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise of a nature that would be required to be reflected on a consolidated balance sheet of the Ladenburg Companies (including the footnotes), except (a) as and to the extent disclosed, reflected or reserved against on the Signing Balance Sheet, including all notes thereto,
(b) those incurred since December 31, 2000 in the ordinary course of business and consistent with prior practice, and (c) those which would not reasonably be expected to materially and adversely affect the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

         SECTION 3.24 NO ILLEGAL OR IMPROPER TRANSACTIONS. Since May 31, 1995, no Ladenburg Company or any officer, director, employee, agent or Affiliate of any of the Ladenburg Companies on their behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of
(a) obtaining or maintaining business for a Ladenburg Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Ladenburg Companies, taken as a whole.

         SECTION 3.25 RELATED TRANSACTIONS. Except as set forth in SCHEDULE 3.25 and except for compensation to employees for services rendered and brokerage accounts in the ordinary course, neither New Valley nor, to the knowledge of such Selling Party, any director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the 1934 Act) of any of the Ladenburg Companies is presently, or since January 1, 1998 has been a party to any material transaction with any of the Ladenburg Companies (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate).

         SECTION 3.26 DISCLOSURE. No representation or warranty by such Selling Party contained in this Agreement and no information contained in any Schedule furnished to the Purchaser by such Selling Party pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. Any furnishing of information to the Purchaser by a Selling Party pursuant to, or otherwise in connection with, this Agreement (other than information contained in this Agreement, the Schedules or the Exhibits hereto), including, without limitation, any information contained in any document, contract, book or record of any of the Ladenburg Companies to which the Purchaser shall have access or any information obtained by, or made available to, the Purchaser as a result of any investigation made by or on behalf of the Purchaser prior to or after the date of this Agreement, shall not affect the Purchaser's right to rely on any representation, warranty, covenant or agreement made by such Selling Party in this Agreement and shall not be deemed a waiver thereof.

         SECTION 3.27 OWNERSHIP OF PURCHASER COMMON STOCK. Neither such Selling Party nor any Ladenburg Company nor any of their respective Affiliates owns, directly or indirectly, any Purchaser Common Stock, or options or other rights to acquire Purchaser Common Stock or securities convertible into Purchaser Common Stock, other than in the ordinary course of its broker-dealer business.

         SECTION 3.28 INVESTMENT REPRESENTATIONS. All shares of Purchaser Common Stock to be acquired by such Selling Party pursuant to this Agreement (including shares issuable upon conversion of the Notes) will be acquired for its account and not with a view towards distribution thereof. Such Selling Party understands that it must bear the economic risk of its investment in Purchaser Common Stock, which cannot be sold by it unless registered under the Securities Act of 1933, as amended (the "1933 ACT"), or an exemption therefrom is available thereunder. Such Selling Party has had both the opportunity to ask questions and receive answers from the officers and directors of the Purchaser and all persons acting on its behalf concerning the business and operations of the Purchaser and to obtain any additional information to the extent the Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information. New Valley and Berliner each acknowledges receiving and reviewing copies of the Purchaser SEC Filings referred to in SECTION 4.4. The certificates representing the Purchaser Common Stock to be received by the Sellers as part of the Purchase Price shall bear a legend (which shall be removed on furnishing to the Purchaser an opinion of counsel to such Seller reasonably satisfactory to the Purchaser that such legend is no longer required) to the effect that the shares represented thereby may not be transferred except upon compliance with the registration requirements of the 1933 Act (or an exemption therefrom).

         SECTION 3.29 BANK ACCOUNTS. SCHEDULE 3.29 sets forth the name of each bank in which any of the Ladenburg Companies has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from any of the Ladenburg Companies other than in the ordinary course of business.

         SECTION 3.30 CERTAIN BROKERAGE MATTERS.

                  (a) None of the Ladenburg Companies has in effect any "soft dollar" arrangements with any of its customers that do not come within the "safe harbor" provisions of Section 28(e) of the 1934 Act.

                  (b) All sales literature used by the Ladenburg Companies since May 31, 1995 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.

         SECTION 3.31 WARRANTS, ETC. SCHEDULE 3.31 lists all warrants, underwriters' purchase options and similar consideration received by any of the Ladenburg Companies as underwriting compensation since May 31, 1995, whether or not owned by any of the Ladenburg Companies on the date hereof ("UNDERWRITERS' WARRANTS"). Except as set forth in SCHEDULE 3.31, no Person other than a Ladenburg Company has any right with respect to the Underwriters' Warrants, including the right to share in appreciation in the value thereof.

         SECTION 3.32 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Parties set forth in this Agreement shall survive the Closing for a period of two years after the Closing Date, except that the representations and warranties in SECTIONS 3.1 AND 3.4 shall survive without limitation as to time and the representations and warranties in SECTION 3.11 shall survive for a period of two months after the expiration of the statute of limitations for each respective Tax (as extended from time to time).

         SECTION 3.33 UKRAINE FUND. Ladenburg Thalmann Ukraine Ltd. has incurred no liability for serving as investment advisor to the Ukraine Fund, except those which would not reasonably be expected to materially and adversely affect the business, assets, prospects or financial condition of the LTI and the Ladenburg

Companies, taken as a whole. Except as set forth in SECTION 3.4(B)(III) and this
SECTION 3.33, no representations or warranties are made by any Selling Party with respect to the Ukraine Fund.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Selling Parties as follows:

         SECTION 4.1 ORGANIZATION.

                  (a) THE PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the law of Florida. Except for the other corporations listed in SCHEDULE 4.1(A) (the "PURCHASER SUBSIDIARIES"), and as otherwise set forth in SCHEDULE 4.1(A), the Purchaser does not own, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest. The Purchaser is a holding company and does not conduct any business except through the Purchaser Subsidiaries.

                  (b) THE PURCHASER SUBSIDIARIES. Each of the Purchaser Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the law of its state of incorporation, which states are listed in
SCHEDULE 4.1(B). Other than in the ordinary course of its securities business or as listed in SCHEDULE 4.1(B), none of the Purchaser Subsidiaries owns, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest. Each of the Purchaser Subsidiaries is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, which states are listed in SCHEDULE 4.1(B), except for those states in which all such failures by the Purchaser Subsidiaries to be qualified could not in the aggregate reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of the Purchaser and the Purchaser Subsidiaries (collectively, the "PURCHASER COMPANIES"), taken as a whole. Each of the Purchaser Subsidiaries has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

         SECTION 4.2 AUTHORITY AND CORPORATE ACTION.

                  (a) Other than the Stockholder Approval, the Purchaser has all necessary corporate power and authority to enter into this Agreement, the Escrow Agreement, the Notes, the Investor Rights Agreement, the Pledge and Security Agreement and the other instruments and agreements to be executed and delivered by the Purchaser in connection with the transactions contemplated by this Agreement (collectively, the "PURCHASER TRANSACTION DOCUMENTS") and to consummate the transactions contemplated thereby. All corporate action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of the Purchaser Transaction Documents has or will at the Closing have been duly and validly taken. Each Purchaser Transaction Document constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.

                  (b) Subject to receipt of the approvals and filings set forth in SCHEDULE 4.2(B), neither the execution and delivery of the Purchaser Transaction Documents by the Purchaser nor the consummation of the transactions contemplated thereby will, except as disclosed in SCHEDULE 4.2(B) or except as would occur solely as a result of the identity or legal or regulatory status of the Sellers or Ladenburg and their respective Affiliates (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws (or similar constituent documents) of the Purchaser or any of the Purchaser Subsidiaries or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Purchaser or any of the Purchaser Subsidiaries is a party or by which the Purchaser or any of the Purchaser Subsidiaries (or any of their respective properties) is subject or bound, except where any such conflict, breach, violation or default, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser or any of the Purchaser Subsidiaries; (ii) result in the creation of, or give any party the right to create, any Lien upon the assets of the Purchaser or any of the Purchaser Subsidiaries, except where such Lien, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which the Purchaser or any of the Purchaser Subsidiaries is a party, except where such termination or modification, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to the Purchaser or any of the Purchaser Subsidiaries, except where such suspension, revocation, impairment, forfeiture or nonrenewal, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

                  (c) Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the shares of Purchaser Common Stock to be issued and delivered to the Sellers at the Closing will be duly authorized, validly issued, fully-paid and non-assessable. Upon conversion of a Note by the holder thereof in accordance with its terms, the shares of Purchaser Common Stock to be issued and delivered to such holder upon such conversion will be duly authorized, validly issued, fully-paid and non-assessable.

         SECTION 4.3 CAPITALIZATION; OWNERSHIP OF SECURITIES.

                  (a) CAPITALIZATION. The capitalization of the Purchaser is set forth in SCHEDULE 4.3(A). All of the issued and outstanding shares of the Purchaser Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to the Transaction Documents and except as set forth in SCHEDULE 4.3(A), there are no outstanding options, warrants or other contractual rights which require, or give any person the right to require, the issuance of any capital stock of Purchaser, whether or not such rights are presently exercisable.

                  (b) OWNERSHIP. The Purchaser is the record and beneficial owner of all of the outstanding shares of capital stock of each of the Purchaser Subsidiaries, free and clear of all Liens. There are no options, warrants or other contractual rights outstanding which require, or give any person the right to require, the issuance of any capital stock of any of the Purchaser Subsidiaries whether or not such rights are presently exercisable.

         SECTION 4.4 SEC REPORTS; FINANCIAL STATEMENTS. The Purchaser has delivered to the Selling Parties prior to the execution of this Agreement true and complete copies of all forms, reports, schedules, registration statements, proxy statements and other documents filed by it or its Subsidiaries with the Securities and Exchange Commission (the "COMMISSION") since August 24, 1999 including without limitation its Annual Reports on Form 10-K for the fiscal years ended August 24, 1999 and September 30, 2000 ("10-KS") and the amendments to the Annual Reports for the fiscal year ended August 24, 1999 and September 30, 2000 on Form 10-K/A ("10-K/AS"), its Quarterly Reports on Form 10-Q for the period August 25, 1999 to September 30, 1999 and the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000 ("10-QS") and its Current Report on Form 8-K for event dated August 24, 1999 ("8-K" and, collectively with the 10-Ks, the 10-K/As, the 10-Qs and all such other documents, the "PURCHASER SEC FILINGS"). Each of the Purchaser SEC Filings, as of its filing date, complied in all material respects with the requirements of the rules and regulations promulgated by the Commission with respect thereto and did not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which such statements were made. The Purchaser SEC Filings constitute all of the reports under the 1934 Act that were required to be filed by the Purchaser as of the date hereof and the Purchaser has otherwise complied with all material requirements of the 1933 Act and the 1934 Act. The financial statements of the Purchaser included in the Purchaser SEC Filings (the "PURCHASER FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and the Purchaser Financial Statements, as well as the financial statements of the Purchaser as of December 31, 2000 and the Purchaser's FOCUS Report for the period ended December 31, 2000 (copies of which have been delivered to the Selling Parties), have been prepared in accordance with GAAP applied on a consistent basis during the periods covered, except as may be otherwise noted therein, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of the Purchaser Companies as of their respective dates and the results of operations of the Purchaser Companies for the periods covered thereby in accordance with GAAP in all material respects.

         SECTION 4.5 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 4.5, the execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require the Purchaser to obtain any consent, approval, authorization or other action by, or to make any filing with or notification to, any governmental or regulatory authority or other third party, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not reasonably be expected to prevent the Purchaser from performing any of its obligations under this Agreement and would not reasonably be expected to materially adversely affect the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole, or except as would be required as a result of the identity or legal or regulatory status of the Sellers and their respective Affiliates.

         SECTION 4.6 DISCLOSURE. No representation or warranty by the Purchaser contained in this Agreement and no information contained in any Schedule furnished by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together with the Purchaser SEC Filings, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. Any furnishing of information to the Selling Parties by the Purchaser pursuant to, or otherwise in connection with, this Agreement (other than information contained in this Agreement, the Schedules or the Exhibits hereto), including, without limitation, any information contained in any document, contract, book or record of any of the Purchaser Companies to which the Selling Parties shall have access or any information obtained by, or made available to, the Selling Parties as a result of any investigation made by or on behalf of the Selling Parties prior to or after the date of this Agreement, shall not affect the Selling Parties' right to rely on any representation, warranty, covenant or agreement made by the Purchaser in this Agreement and shall not be deemed a waiver thereof.

         SECTION 4.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 4.7, the Purchaser Companies, taken as a whole, have not, since December 31, 2000, taken any action that would constitute a breach of any of their obligations under SECTION 5.1 or suffered any material adverse change, in any case or in the aggregate, in their assets, liabilities, financial condition, results of operations, prospects or business, except for those occurring as a result of general economic or financial conditions affecting the United States as a whole or the region in which the Purchaser Companies conduct their business or developments that are not unique to the Purchaser Companies but also affect other Persons engaged or participating in the brokerage industry generally or as a consequence of the transactions contemplated by the Transaction Documents.

         SECTION 4.8 VOTE REQUIRED. The affirmative vote of the holders of record of at least a majority of the shares of Purchaser Common Stock present at the Purchaser Stockholder Meeting with respect to the matters referred to in

SECTION 5.10 hereof is the only vote of the holders of any class or series of the capital stock of the Purchaser required to approve the transactions contemplated hereby.

         SECTION 4.9 OPINION OF FINANCIAL ADVISOR. The Purchaser has received the opinion of Roth Capital Partners, Inc., dated February 8, 2001, to the effect that the consideration to be paid by the Purchaser for the Ladenburg Stock is fair from a financial point of view to the Purchaser, and a true and complete copy of such opinion has been delivered to the New Valley Parties and Berliner prior to the execution of this Agreement.

         SECTION 4.10 SECTIONS 607.0901 AND 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT NOT APPLICABLE. The Board of Directors of the Purchaser has, to the extent required by applicable law, duly and validly authorized and approved by all necessary corporate action, the Purchaser Transaction Documents and the transactions contemplated thereby so that by the execution and delivery thereof no restrictive provision of any "fair price," "moratorium," "control-share acquisition," "interested shareholders" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the Florida Business Corporation Act) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or By-Laws of the Purchaser is, or will be, applicable to the Sellers or any transaction contemplated by the Purchaser Transaction Documents.

         SECTION 4.11 FINANCING. The Purchaser and Frost-Nevada, Limited Partnership (the "LENDER") have entered into an agreement (and the Purchaser has provided New Valley and Berliner with an executed copy thereof) pursuant to which the Lender will provide the $10,000,000 of funds required by Purchaser to pay the Purchase Price.

         SECTION 4.12 INVESTMENT REPRESENTATIONS. All shares of Ladenburg Stock to be acquired by the Purchaser pursuant to this Agreement will be acquired for its account and not with a view to distribution. The Purchaser understands that it must bear the economic risk of its investment in the Ladenburg Stock, which cannot be sold by it unless registered under the 1933 Act or an exemption therefrom is available thereunder. The Purchaser has had both the opportunity to ask questions and receive answers from the officers and directors of Ladenburg and all persons acting on its behalf concerning the business and operations of Ladenburg and to obtain any additional information to the extent the Seller possess or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information.

         SECTION 4.13 COMPLIANCE WITH LAW; CUSTOMER COMPLAINTS.

                  (a) The businesses of the Purchaser Companies are, and since May 31, 1995 have been, conducted in compliance in all material respects with all applicable laws, rules, regulations, court or administrative orders and processes and rules, directives and orders of regulatory and self-regulatory agencies and bodies (including, without limitation, the 1934 Act, the Investment Advisers Act of 1940, as amended, and any laws, rules, regulations, orders and directives that relate to broker-dealer regulation, consumer protection, products and services, proprietary rights, anti-competitive practices, collective bargaining, ERISA, equal opportunity and improper payments), except as would not reasonably be expected, singly or in the aggregate, to be materially adverse to the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. Except as set forth in SCHEDULE 4.13(A), the Purchaser Companies (i) are not, and since May 31, 1995 have not been, in violation of, or not in compliance with, in any material respect, any such applicable law, rule, regulation, order, directive or process with respect to the conduct of their respective businesses, and (ii) have not received any notice from any governmental authority or regulatory or self-regulatory agency or body, and to the Purchaser's Knowledge none is threatened, alleging that any of the Purchaser Companies is violating or has, since May 31, 1995, violated, or is not complying or has not, since May 31, 1995, complied with, any of the foregoing the effect of which, individually or in the aggregate with other such violations and non-compliance, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

                  (b) Customer complaints reportable on Form U-4 or otherwise which have been made against any of the Purchaser Companies or any of their registered representatives since May 31, 1995 are set forth in SCHEDULE 4.13(B) and copies of each such complaint have been furnished or made available to the Selling Parties. Such complaints which are pending as of the date of this Agreement are appropriately noted on SCHEDULE 4.13(B). The balance sheet included in Purchaser's financial statements as of December 31, 2000 (the "PURCHASER BALANCE SHEET") contains adequate reserves to the extent required by GAAP for the costs (including costs of settlement, judgments and attorneys' fees and expenses) to be incurred by the Purchaser Companies in connection with all customer complaints pending as of its date. Except as disclosed in SCHEDULE 4.13(B), none of such complaints which have been disposed of as of the date hereof requires any payment or other action to be made by any of the Purchaser Companies after the date of this Agreement in excess of $50,000 with respect to any single claim.

         SECTION 4.14 LICENSES, PERMITS, ETC. Except as set forth in SCHEDULE 4.14, the Purchaser Companies and their officers, directors and employees possess all applicable Permits including those necessary to enable them to sell securities in any jurisdiction in which any of the Purchaser Companies engages in the sale of securities, and those necessary to own and operate the business of the Purchaser Companies, except where the failure to obtain or possess such Permits would not in the aggregate reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. True, complete and correct copies of such Permits have previously been delivered to the Purchaser. All such Permits are in full force and effect and the Purchaser Companies and their officers, directors and employees have complied in all material respects with all terms of such Permits. The Purchaser Companies are not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute such a default thereunder. SCHEDULE 4.14 includes a listing of all branch offices of the Purchaser Companies, including their addresses and dates of approval from appropriate state regulatory authorities to operate such branch offices.

         SECTION 4.15 REAL PROPERTY; LEASED PROPERTIES; CONTRACTS.

                  (a) None of the Purchaser Companies owns any real property.

                  (b) All Leases for the real property leased by the Purchaser Companies are listed on SCHEDULE 4.15(B), and copies thereof have been furnished to the Selling Parties.

                  (c) All material Contracts to which any of the Purchaser Companies is a party are listed on SCHEDULE 4.15(c). For purposes of this
SECTION 4.15, a material lease, contract or commitment means any lease, contract or commitment which cannot be terminated on 30 days notice or less without material cost and, if requiring the payment of money, pursuant to which the unliquidated amount required to be paid by a Purchaser Company or which a Purchaser Company is entitled to receive, as of the date hereof, is $100,000 or more. Copies of the Contracts in the Purchaser Companies have been furnished to the Selling Parties.

                  (d) All Contracts and Leases of the Purchaser Companies are valid and binding agreements of the relevant Purchaser Companies, enforceable in accordance with their terms, and there is no default by any of the Purchaser Companies, or, to the Purchaser's Knowledge, any other party thereto, under any such Contract or Lease, except for such defaults which, singly or in the aggregate, would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. None of the other parties to the Contracts or Leases has notified any of the Purchaser Companies of any intention to terminate its Contract or Lease.

                  (e) The Clearance Agreement dated April 30, 1985 between GBI Capital Partners, Inc. and Bear Stearns & Co., Inc. may be terminated by GBI Capital Partners, Inc. at any time on no more than 90 days prior written notice.

         SECTION 4.16 LITIGATION. Except as set forth in SCHEDULE 4.16, there are no Proceedings (including arbitrations with any registered representative or customer of any Purchaser Company) pending or, to the Purchaser's Knowledge, threatened or reasonably likely to be asserted against any Purchaser Company at law or in equity before any court, federal, state, municipal or other governmental department or agency or other tribunal. Except as set forth in
SCHEDULE 4.16, no such Proceeding would reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby or have a material adverse effect on the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. None of the Purchaser Companies or their property is subject to any order, judgment, injunction or decree which would reasonably be expected to materially adversely affect the business, assets, prospects or financial condition of the Purchaser Companies taken as a whole.

         SECTION 4.17 TAXES, TAX RETURNS AND AUDITS. (a) All material federal, state, local and foreign Taxes due and payable by the Purchaser Companies for all periods ending on or before December 31, 2000, have been paid in full or have been adequately reserved against on the Purchaser Balance Sheet as required by GAAP; (b) the Purchaser Companies have filed all material federal, state, local and foreign income, excise, property, sales, social security, information returns, and other Tax Returns required to have been filed by them, or, as set forth in SCHEDULE 4.17, extensions of the time for filing such Returns are presently in effect; the Returns that have been filed have been accurately prepared and have been timely filed except for such inaccuracies as would not reasonably be expected to have a material adverse effect on the Purchaser Companies; (c) except as set forth in SCHEDULE 4.17, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return or the payment of any Tax by any of the Purchaser Companies other than Taxes that have been adequately reserved or are not material; and (d) except as set forth in SCHEDULE 4.17, there are no actions, suits, proceedings, investigations or claims pending or, to the Purchaser's Knowledge, threatened against any Purchaser Company in respect of Taxes or any matter under discussion with any governmental authority relating to Taxes asserted by any such authority other than Taxes that have been adequately reserved or are not material.

         SECTION 4.18 EMPLOYMENT AGREEMENTS AND BONUS PLANS. Except as set forth in SCHEDULE 4.18, there are, and have been, no bonus, stock option, incentive or other compensation plans, arrangements, agreements, or programs between any of the Purchaser Companies and any of its employees, including but not limited to any thereof relating to severance, and there are no employment, severance, change in control or other agreements or arrangements between any of the Purchaser Companies and any of its employees which are not terminable by a Purchaser Company on more than thirty (30) days notice without liability, penalty or premium.

         SECTION 4.19 EMPLOYEE PLANS.

                  (a) Except as set forth on SCHEDULE 4.19, none of the Purchaser Companies maintains or contributes to, has maintained or contributed to or is or was a party to a participating employer in, or a sponsor or contributor to any Employee Benefit Plan. None of the Purchaser Companies is a party to any multiemployer plan as defined in Section 3(37) of ERISA.

                  (b) Except as set forth on SCHEDULE 4.19 or as would not reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole, each Employee Benefit Plan (i) except with respect to any Employee Benefit Plan not intended to qualify under Section 401(a) of the Code, has received a determination letter from the Internal Revenue Service to the effect that such plan satisfies the requirements of Section 401(a) of the Code and that any related trust is exempt from tax pursuant to Section 501(a) of the Code;
(ii) has been operated in all material respects in accordance with the provisions thereof, ERISA, the Code and all other applicable law; (iii) has not engaged in any prohibited transactions (as such term is defined for purposes of ERISA and the Code) (other than those that are exempt pursuant to statute, regulation or otherwise) which would subject any of the Purchaser Companies to a material liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA; (iv) has not, since the last annual report filed, been amended so as to materially increase benefits thereunder (other than as a direct or indirect result of changes in applicable law or regulations) or experienced a material increase (more than 20%) in the number of participants covered thereunder; and (v) if terminated on the date hereof, would not subject any of the Purchaser Companies to liability in excess of $25,000 to the PBGC pursuant to the provisions of Title IV of ERISA.

                  (c) Except as set forth in SCHEDULE 4.19, there are no Employee Welfare Plans maintained by any of the Purchaser Companies or to which any of the Purchaser Companies contributes or is required to contribute.

                  (d) The Purchaser has furnished to the Selling Parties true and complete copies of the following items with respect to each Employee Benefit Plan and each Employee Welfare Plan of the Purchaser Companies (i) each plan document; (ii) each related trust document; (iii) each determination letter issued by the Internal Revenue Service relating to qualification of the respective plans under the Code; (iv) the most recently filed annual reports, if any; and (v) the most recent actuarial valuation, if any.

                  (e) Each of the Purchaser Companies has filed all reports and other documents required to be filed with any governmental agency with respect to the Employee Benefit Plans and Employee Welfare Plans of the Purchaser Companies or has received currently effective extensions for any such reports and other documents which have not been filed other than any failure to file which would not reasonably be expected to have a material adverse effect upon the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

         SECTION 4.20 INSURANCE POLICIES. SCHEDULE 4.20 sets forth a complete list of all material insurance policies maintained by the Purchaser Companies and which are in force as of the date hereof.

         SECTION 4.21 INTANGIBLE RIGHTS. Set forth in SCHEDULE 4.21 is a list of all material trademarks, trade names, copyrights and applications therefor owned by or registered in the name of any of the Purchaser Companies or in which any of the Purchaser Companies has any rights as licensee or otherwise, and which are presently used in the operation of the Purchaser Companies' businesses (other than packaged computer software that is used in accordance with the licenses therefor). Except as disclosed in SCHEDULE 4.21, no interest in any of such material trademarks, trade names, copyrights or applications therefor, or any trade secrets owned or used by any Purchaser Company, has been assigned, transferred or licensed to any third party by a Purchaser Company, and to the Purchaser's Knowledge there is no infringement or asserted infringement by any Purchaser Company of any trademarks, trade names, copyrights or application therefor of another the effect of which, in either case, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. Except as disclosed in SCHEDULE 4.21, (i) no claim is pending by any of the Purchaser Companies against others to the effect that the present or past operations of such parties infringe upon or conflict with the rights of such Purchaser Company, and, to the Purchaser's Knowledge, no reasonable grounds for such action exist, and (ii) to the Purchaser's Knowledge, there are no pending or threatened cancellations or revocations of any agreement granting to any Purchaser Company rights under trademarks, trade names, copyrights or "know-how" of others, the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

         SECTION 4.22 TITLE TO PROPERTIES. Each of the Purchaser Companies has good title to all its tangible personal properties and assets material, individually or in the aggregate, to the business of the Purchaser Companies. Except for Liens (i) reflected in the Purchaser Financial Statements or (ii) relating to margin requirements or other borrowings in respect of securities positions, none of such properties and assets is subject to any Lien or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection in title or similar Lien which individually or in the aggregate with such other Liens would not reasonably be expected to materially adversely affect the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole. The tangible properties and assets owned or leased by the Purchaser Companies are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted.

         SECTION 4.23 NO GUARANTEES. Other than as incurred in the ordinary course of business, none of the Purchaser Companies is a party to or bound by any agreement of guarantee, indemnification, assumption, or endorsement or any other like commitment in an amount in excess of $50,000 in any single instance and $500,000 in the aggregate to satisfy the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation other than another Purchaser Company.

         SECTION 4.24 LABOR MATTERS. None of the Purchaser Companies is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it in connection with the operation of its business.

         SECTION 4.25 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser other than the fees of any investment banking firms engaged by the Purchaser, the fees of which will be paid by the Purchaser.

         SECTION 4.26 RECORDS. To the Purchaser's Knowledge, the books of account, minute books, stock certificate books and stock transfer ledgers of the Purchaser Companies are complete and correct in all material respects, and there have been no material transactions involving any of the Purchaser Companies which are required to be set forth therein and which have not been so set forth.

         SECTION 4.27 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULES 4.13(A), 4.13(B), 4.16 AND 4.27 and pursuant to executory provisions under the Contracts and Leases to which any Purchaser Company is a party, none of the Purchaser Companies has any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise of a nature that would be required to be reflected on a consolidated balance sheet of the Purchaser Companies

(including the footnotes), except (a) as and to the extent disclosed, reflected or reserved against the Purchaser Balance Sheet, including all notes thereto,
(b) those incurred since December 31, 2000 in the ordinary course of business and consistent with prior practice, and (c) those which would not reasonably be expected to materially and adversely affect the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

         SECTION 4.28 NO ILLEGAL OR IMPROPER TRANSACTIONS. Since May 31, 1995, no Purchaser Company or any officer, director, employee, agent or Affiliate of any of the Purchaser Companies on their behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of
(a) obtaining or maintaining business for a Purchaser Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Purchaser Companies, taken as a whole.

         SECTION 4.29 RELATED TRANSACTIONS. Except as set forth in the Purchaser SEC Filings and SCHEDULE 4.29 and except for compensation to employees for services rendered and brokerage accounts in the ordinary course, neither the Purchaser nor, to the Purchaser's Knowledge, any director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the 1934
Act) of any of the Purchaser Companies is presently, or since January 1, 1998 has been a party to any material transaction with any of the Purchaser Companies (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate).

         SECTION 4.30 BANK ACCOUNTS. SCHEDULE 4.30 sets forth the name of each bank in which any of the Purchaser Companies has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from any of the Purchaser Companies other than in the ordinary course of business.

         SECTION 4.31 CERTAIN BROKERAGE MATTERS.

                  (a) None of the Purchaser Companies has in effect any "soft dollar" arrangements with any of its customers that do not come within the "safe harbor" provisions of Section 28(e) of the 1934 Act.

                  (b) All sales literature used by the Purchaser Companies since May 31, 1995 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.

         SECTION 4.32 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in this Agreement shall survive the Closing for a period of two years after the Closing Date, except that the representations and warranties in SECTIONS 4.1 AND 4.3 shall survive without limitation as to time and the representations and warranties in
SECTION 4.17 shall survive for a period of two months after the expiration of the statute of limitations for each respective Tax (as extended from time to time).

                                   ARTICLE V

                                    COVENANTS

         SECTION 5.1 CONDUCT OF BUSINESS. Except as set forth in SCHEDULE 5.1(A) with respect to the Selling Parties and SCHEDULE 5.1(B) with respect to the Purchaser, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement, the Selling Parties shall cause the Ladenburg Companies to, and the Purchaser shall, as applicable:

                  (a) conduct their respective businesses only in the ordinary course and in a manner consistent with the current practice of such businesses, and use commercially reasonable efforts, to the extent they believe in their respective best interests, to preserve substantially intact their respective business organizations, keep available the services of their respective current employees (subject to dismissals and retirements in the ordinary course), preserve their respective current relationships with key customers and other persons with which they have significant business relations and comply with all requirements of law the violation of which would reasonably be expected to have a material adverse effect on the business, assets, prospects or financial condition of such Party, taken as a whole;

                  (b) not pledge, sell, transfer, dispose of or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital stock of any of the Ladenburg Companies or the Purchaser Subsidiaries or enter into any discussions or negotiations with any other party to do so;

                  (c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any material property or assets of any of the Ladenburg Companies or the Purchaser Companies other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any other party to do so;

                  (d) not issue any shares of capital stock of any Ladenburg Company or Purchaser Company, any securities convertible into or exchangeable for capital stock of any Ladenburg Company or Purchaser Company or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of any Ladenburg Company or Purchaser Company, as the case may be, other than, in the case of the Purchaser, pursuant to stock option plans in existence on the date of this Agreement;

                  (e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of any Ladenburg Company or Purchaser Company, as the case may be, or directly or indirectly redeem or purchase any such capital stock, except that the Ladenburg Subsidiaries and the Purchaser Subsidiaries may pay dividends to their parents;

                  (f) not, in any manner whatsoever, advance, transfer (other than pursuant to contracts in existence on the date hereof or in payment for goods received or services rendered in the ordinary course of business) or distribute to a stockholder of any of the Ladenburg Companies or the Purchaser Companies or any of their respective Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness;

                  (g) not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of any of the Ladenburg Companies or the Purchaser Companies or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, normal year-end bonuses in amounts and to persons consistent with prior practice and increases directly or indirectly required as a result of changes in applicable law or regulations;

                  (h) not make any capital expenditures in excess of $100,000 in the aggregate;

                  (i) not amend the Certificate or Articles of Incorporation or By-Laws of any of the Ladenburg Companies or Purchaser Companies;

                  (j) not merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire any business operations of, any person or entity; and

                  (k) not enter into any agreement with respect to any of the foregoing.

         SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, New Valley and Ladenburg will permit the Purchaser and its Representatives and the Purchaser will permit Sellers and their Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of the Ladenburg Companies or the Purchaser Companies, as the case may be, and to make such inspections thereof as it may reasonably request; and New Valley and Ladenburg will furnish the Purchaser and its Representatives and the Purchaser will furnish New Valley and its Representatives with such financial and operating data (including without limitation the work papers) and other information with respect to the Ladenburg Companies or the Purchaser Companies, as the case may be, and as it may from time to time reasonably request. Any such information or material obtained pursuant to this SECTION 5.2 that constitutes "EVALUATION MATERIAL" (as such term is defined in the letter agreement dated as of November 8, 2000 among New Valley, Ladenburg and the Purchaser (the "CONFIDENTIALITY AGREEMENT")) shall be governed by the terms of the Confidentiality Agreement.

         SECTION 5.3 MAINTENANCE OF ASSETS; INSURANCE.

                  (a) New Valley and Ladenburg shall, and shall cause the Ladenburg Companies to, continue to maintain and service the assets of the Ladenburg Companies consistent with past practice. Through the Closing Date, New Valley and Ladenburg shall cause the Ladenburg Companies to maintain insurance policies providing insurance coverage for the business and the assets of the Ladenburg Companies substantially of the kinds, in the amounts and against the risks as are currently in effect.

                  (b) The Purchaser shall, and shall cause the Purchaser Subsidiaries to, continue to maintain and service the assets of the Purchaser Companies consistent with past practice. Through the Closing Date, the Purchaser shall, and shall cause the Purchaser Subsidiaries to, maintain insurance policies providing insurance coverage for the business and the assets of the Purchaser Companies substantially of the kinds, in the amounts and against the risks as are currently in effect.

         SECTION 5.4 NON-USE OF NAME. From and after the Closing Date, neither New Valley nor any of its Affiliates shall establish or otherwise be associated with, as an owner, partner, shareholder, employee or otherwise, any firm other than the Purchaser engaged in any aspect of the securities business which utilizes the name "Ladenburg" or any variant thereof as part of its business name or grant to any other person or entity the right to use any such name or any variant thereof in connection with any aspect of the securities business. The foregoing notwithstanding, New Valley subsidiaries organized outside the United States that have the word "Ladenburg" in their names (all of which are listed in SCHEDULE 5.4) may retain such names until they are changed pursuant to the following sentence. As promptly as possible after the Closing, New Valley shall cause each of its subsidiaries referred to in the previous sentence to change its name to some other name not utilizing the name "Ladenburg" as any part thereof and from and after the Closing and prior to the date on which its name is so changed shall, to the extent allowed under local law, conduct all its business under such other name or a derivation thereof as an assumed name.

         SECTION 5.5 NO OTHER NEGOTIATIONS. Until the earlier of the Closing or the termination of this Agreement, none of the Selling Parties shall (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of any Ladenburg Company or except in the ordinary course of business, any part of their respective assets, nor shall any of the Selling Parties provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Each Selling Party shall immediately notify the Purchaser of any such inquiries or proposals or requests for information for such purpose. Each of the Selling Parties shall use its best efforts to cause its directors, officers, employees, agents and Representatives to comply with the provisions of this Section.

         SECTION 5.6 NO SECURITIES TRANSACTIONS. Other than in the ordinary course of business, no Party shall engage in any transactions involving the securities of the other Parties hereto prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Parties shall use their best efforts to cause their respective officers, directors, employees, agents and Representatives to comply with the foregoing requirement.

         SECTION 5.7 CANCELLATION OF INTERCOMPANY AGREEMENTS. Except for the agreements listed on SCHEDULE 5.7(A), the New Valley Parties, Ladenburg and Berliner hereby terminate and cancel, effective upon the Closing, all agreements between or among any of them to which Ladenburg is a party, including without limitation the Shareholders' Agreement dated December 8, 1999, among Berliner, LTGI, New Valley and Ladenburg, which termination and cancellation also terminates and cancels all options to purchase shares of Ladenburg Stock granted by New Valley or any of its Affiliates to Berliner. All such terminated agreements are listed on SCHEDULE 5.7(B).

         SECTION 5.8 DISCLOSURE OF CERTAIN MATTERS. During the period from the date hereof through the Closing Date, except as prohibited by law, each Party shall give each other Party prompt written notice of any event or development known to such Party that (a) had it existed or been known on the date hereof would have been required to be disclosed by it under this Agreement, (b) would cause any of its representations and warranties contained herein to be inaccurate or otherwise misleading, (c) could reasonably be expected to result in any of the conditions to the Purchaser's obligations (in the case of the Selling Parties), or the Selling Parties' obligations (in the case of the Purchaser), set forth in ARTICLE VI not being satisfied or (d) is materially adverse to the business, assets, prospects or financial condition of any of the Ladenburg Companies, taken as a whole (in the case of the Selling Parties), or the Purchaser Companies, taken as a whole (in the case of the Purchaser).

         SECTION 5.9 NON-COMPETITION. New Valley hereby agrees that it will not, and will cause all of its subsidiaries not to, during the 30 month period commencing on the Closing Date, within the United States, directly or indirectly, (i) engage in the broker-dealer business, whether as an owner (other than as an owner of less than 5% of the shares of any publicly traded company) or an investor or any other capacity whatsoever; (ii) hire or solicit for employment (other than general public solicitations not directed at any specific person or group) any employee of any Ladenburg Company or Purchaser Company or any Person who was such an employee within six months of such hiring or solicitation; or (iii) interfere with, disrupt or attempt to disrupt the relationship between any Ladenburg Company, Purchaser or Purchaser Subsidiary and any of its lessors or customers. Notwithstanding clause (i) above, nothing herein shall prohibit New Valley and such Affiliates from making investments for their own accounts or from owning Purchaser Common Stock or engaging in any transactions contemplated by the Transaction Documents. New Valley expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provision of this SECTION 5.9 should such enforcement ever become necessary. New Valley also acknowledges that a remedy at law for any breach or attempted breach of this SECTION 5.9 will be inadequate and further agrees that any breach of this SECTION 5.9 will result in irreparable harm to the business of the Ladenburg Companies and the Purchaser Companies, and covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this SECTION 5.9 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this SECTION 5.9 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this SECTION 5.9. If any provision of this
SECTION 5.9 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this SECTION 5.9 but shall be confined in its operation to the provision of this SECTION 5.9 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this SECTION 5.9 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         SECTION 5.10 STOCKHOLDER MEETING. The Purchaser shall cause a meeting of its stockholders (the "PURCHASER STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date of execution of this Agreement for the purposes of voting on (a) the issuance by Purchaser of shares of Purchaser Common Stock and the acquisition by Purchaser of the LTI Stock pursuant to the terms of the Transaction Documents, (b) election of the directors listed on SCHEDULE 2.8(A), (c) the change of the corporate name of the Purchaser to "Ladenburg Thalmann Financial Services, Inc." effective upon the Closing, and (d) such other matters as may be mutually agreed upon by the Parties. In connection with such meeting, the Purchaser (i) will mail to its stockholders as promptly as practicable the Proxy Statement referred to in
SECTION 5.11 and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its stockholders of such matters and any related matters (the "STOCKHOLDER APPROVAL") and (iii) will otherwise comply with all legal requirements applicable to such meeting. In the event that the Stockholder Approval is not obtained on the date on which the Purchaser Stockholder Meeting is initially convened, the Board of Directors of the Purchaser shall adjourn the Purchaser Stockholder Meeting from time to time as necessary for the purpose of obtaining the Stockholder Approval and shall use its best efforts during any such adjournments to obtain the Stockholder Approval.

         SECTION 5.11 PROXY STATEMENT.

                  (a) The Purchaser will prepare and file with the Commission as soon as reasonably practicable after the date of execution of this Agreement a proxy statement under the 1934 Act with respect to the matters to be acted upon at the Purchaser Stockholder Meeting (the "PROXY STATEMENT") and will distribute such Proxy Statement to its stockholders in connection with the Purchaser Stockholder Meeting. The Purchaser, New Valley and Berliner shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto. The Purchaser shall notify New Valley and Berliner of the receipt of any comments of the Commission with respect to the Proxy Statement and any requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to them promptly copies of any correspondence between the Purchaser or any of its Representatives and the

Commission with respect to the Proxy Statement. The Purchaser shall give New Valley and Berliner and their counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with, or sent to, the Commission. The Purchaser will use its best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement to be mailed to the holders of Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting at the earliest practicable time.

                  (b) The Purchaser, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of the Purchaser vote in favor of the matters presented in the Proxy Statement for approval by vote of the stockholders and shall otherwise use its reasonable best efforts to obtain the Stockholder Approval.

         SECTION 5.12 INFORMATION SUPPLIED. The Purchaser covenants that the documents to be filed by it with the Commission or any other governmental or regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the 1934 Act and other applicable regulatory requirements, and will not, on the date of its filing or at the date the Proxy Statement is mailed to stockholders of the Purchaser or at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the foregoing shall not apply with respect to information supplied in writing by or on behalf of the New Valley Parties or Berliner expressly for inclusion therein.

         SECTION 5.13 INFORMATION FOR PROXY STATEMENT. The Selling Parties covenant that they will cooperate with the Purchaser in the preparation of the Proxy Statement and will furnish to the Purchaser all information concerning themselves and the Ladenburg Companies as the Purchaser or its counsel may reasonably request and that is required or customary for inclusion in the Proxy Statement. The Selling Parties further covenant that all written information furnished by the Selling Parties for inclusion in the Proxy Statement will comply in all material respects with the applicable provisions of the 1934 Act and will not at the time of the mailing of the Proxy Statement or at the time of the Purchaser Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 5.14 INTERCOMPANY DEBT. On or before the Closing, New Valley and its subsidiaries, on the one hand, and the Ladenburg Companies, on the other hand, shall pay to one another all monetary obligations owing by New Valley or any of its subsidiaries to any of the Ladenburg Companies or by any of the

Ladenburg Companies to New Valley or any of its Affiliates, as set forth on
SCHEDULE 5.14(A). All intercompany debt as of December 31, 2000 or thereafter incurred which is not to be paid on or before the Closing is listed in SCHEDULE 5.14(B).

         SECTION 5.15 GENERAL RELEASE. After giving effect to payments required to be made pursuant to SECTION 5.14, New Valley, on behalf of itself and its subsidiaries, hereby releases the Ladenburg Companies, effective as of the Closing, from all obligations owing to any of them by any of the Ladenburg Companies, to the extent that any of such obligations shall exist on the Closing Date except such obligations as are listed on SCHEDULE 5.14(B) or arise under or in connection with the Transaction Documents and the transactions contemplated thereby. After giving effect to payments required to be made pursuant to SECTION 5.14, Ladenburg, on behalf of itself and the Ladenburg Subsidiaries, hereby releases, effective as of the Closing, New Valley and its subsidiaries from all obligations owing to any of them by New Valley or any of its subsidiaries to the extent that any of such obligations shall exist on the Closing Date except such obligations as are listed on SCHEDULE 5.14(B) or arise under or in connection with the Transaction Documents and the transactions contemplated thereby.

         SECTION 5.16 NO PURCHASER SOLICITATIONS. Prior to the Closing, the Purchaser agrees (a) that neither it nor any of its subsidiaries or other Affiliates shall, and they shall use their best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to Purchaser shareholders) with respect to a merger, consolidation or other business combination including the Purchaser or any of its subsidiaries, or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Purchaser and its subsidiaries taken as a whole or 20% or more of the outstanding shares of Purchaser Common Stock or the issuance of shares of Purchaser Common Stock which would constitute, after issuance, 20% or more of the shares of Purchaser Common Stock then outstanding (any such transaction, other than the transactions contemplated by this Agreement, being hereinafter referred to as a "PURCHASER ALTERNATIVE TRANSACTION"), or engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any person relating to, or otherwise facilitate any effort or attempt to make or implement, a Purchaser Alternative Transaction; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any of the foregoing, and it will take the necessary steps to inform such person of its obligation under this Section; and (c) that it will notify the Sellers within 24 hours if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it by any person; PROVIDED, HOWEVER, that nothing contained in this SECTION 5.16 or in SECTION 5.11 shall prohibit the Board of Directors of the Purchaser from (i) furnishing information to or entering into discussions or negotiations with any person that makes a bona fide unsolicited written proposal for a Purchaser Alternative Transaction if, and only to the extent that, (A) the Board of Directors of the Purchaser concludes in good faith that such proposal is reasonably likely to result in a Superior Purchaser Transaction, (B) the Board of Directors of the Purchaser, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (C) the Purchaser shall have entered into a confidentiality agreement with such person in customary form and having terms and conditions no less favorable to the Purchaser than the Confidentiality Agreement, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Purchaser provides written notice to the Sellers to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Purchaser Alternative Transaction in reasonable detail, and (E) the Purchaser keeps the Sellers informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rules 14d-9 and 14e-2 promulgated under the 1934 Act with regard to any proposal relating to a Purchaser Alternative Transaction. Nothing in this SECTION 5.16 shall (x) permit the Purchaser to terminate this Agreement (except in accordance with SECTION 8.1), (y) permit the Purchaser to enter into any agreement with respect to a Purchaser Alternative Transaction for so long as this Agreement remains in effect (other than a confidentiality agreement under the circumstances described above), or (z) affect any other obligation of the Purchaser under this Agreement. For purposes of this Agreement, "SUPERIOR PURCHASER TRANSACTION" means any Purchaser Alternative Transaction which (i) relates to more than 50% of the outstanding shares of Purchaser Common Stock or the issuance or potential issuance of shares of Purchaser Common Stock which would constitute, after issuance, 50% or more of the shares of Purchaser Common Stock then outstanding or all or substantially all of the assets of the Purchaser and its subsidiaries taken as a whole, (ii) is not conditioned on the receipt of financing, (iii) is made by a person who the Board of Directors of the Purchaser has reasonably concluded in good faith will have adequate sources of financing to, and will not encounter significant regulatory obstacles in order to, consummate such Purchaser Alternative Transaction and (iv) is on terms that the Board of Directors of the Purchaser determines in its good faith judgment (based on the written advice of a financial advisor of nationally-recognized reputation, taking into account all the terms and conditions of the Purchaser Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of the Purchaser's stockholders than this Agreement and the transactions contemplated hereby taken as a whole.

         SECTION 5.17 ADDITIONAL AGREEMENTS. Concurrently with the execution of this Agreement, the Parties and certain other persons have executed and delivered the following agreements, the effectiveness of each of which is subject to the Closing:

                  (a) an Investor Rights Agreement among the Purchaser, New Valley, the Sellers, the Lender and Messrs. Richard Rosenstock, Mark Zeitchick, David Thalheim and Vincent Mangone (the latter four persons collectively, the "PRINCIPALS"), in the form of EXHIBIT E annexed hereto;

                  (b) an Employment Agreement between Ladenburg and Victor M. Rivas, in the form of EXHIBIT F annexed hereto;

                  (c) Amendments to Employment Agreements between GBI Capital Partners, Inc. and, separately, each of the Principals and Joseph Berland, in the forms of EXHIBITS G-1, G-2, G-3, G-4 AND G-5, respectively, each of which shall be guaranteed by the Purchaser;

                  (d) a Stock Purchase Agreement between Joseph Berland and LTGI pursuant to which Mr. Berland shall sell to LTGI an aggregate of 3, 945,060 shares of Purchaser Common Stock, in the form of EXHIBIT H annexed hereto.

         SECTION 5.18 FINANCING. From the date hereof through the Closing Date, the Purchaser shall not amend, modify or otherwise alter the terms and conditions pursuant to which the Lender is to provide the Purchaser with funds as set forth in SECTION 4.11.

         SECTION 5.19 CONTINUATION OF INSURANCE.

                  (a) Subsequent to the Closing, for a period of two years thereafter, the Purchaser shall cause Ladenburg to, and Ladenburg shall, continue to maintain the insurance policies listed on SCHEDULE 5.19(A).

                  (b) For a period of six (6) years after the Closing Date, the Purchaser shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Purchaser to the extent that such policies provide coverage for the Purchaser's directors and officers (or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Closing Date; PROVIDED further that Purchaser shall not be required to maintain such policies to the extent that the annual premiums (or incremental annual premiums in the case of substitute policies that provide coverage to other Persons or for other matters) exceed 200% of the most recent annual premium paid for such policies by the Purchaser.

                  (c) The Purchaser shall remain liable for any indemnification obligations to its current directors and officers in all capacities, in which such directors or officers served the Purchaser prior to the Closing Date, as set forth in the Purchaser's Articles of Incorporation and By-Laws as they exist on the date hereof to the extent such indemnification by the Purchaser is permitted under the Florida Business Corporation Act.

                  (d) If, after the Closing Date, the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Purchaser assume the obligations set forth in this SECTION 5.19.

                  (e) The provisions of this SECTION 5.19 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

         SECTION 5.20 AMEX LISTING. The Purchaser shall use its best efforts to cause the shares of Purchaser Common Stock to be issued pursuant to SECTION 1.3 including, when applicable, those shares to be issued upon conversion of the Notes to be approved for listing or admitted for trading on AMEX, subject to official notice of issuance, prior to the Closing Date.

         SECTION 5.21 FURTHER ACTION. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         SECTION 5.22 SCHEDULES. The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter known to them hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date.

         SECTION 5.23 REGULATORY AND OTHER AUTHORIZATIONS.

                  (a) The Parties will promptly make all necessary filings, provide reasonably requested information, and use their best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and other regulatory bodies and officials that are required for the consummation of the transactions contemplated by this Agreement, including but not limited to the Commission, The New York Stock Exchange, Inc. ("NYSE"), the AMEX, NASD Regulation, Inc., the Department of Justice and the Federal Trade Commission and other self-regulatory agencies, and will cooperate fully with each other in connection therewith.

                  (b) Each Party will provide prompt notification to the others when any such consent, approval, action, filing or notice referred to in paragraph (a) above is obtained, taken, made or given, as applicable, and will advise the others of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any governmental or regulatory authority regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) REGULATORY APPROVALS. The NYSE, the AMEX, NASD Regulation, Inc., the Department of Justice and the Federal Trade Commission and any other federal, state or local governmental agency or self-regulatory agency whose approval or consent is required for the consummation of the transactions contemplated by this Agreement each shall have unconditionally approved such transactions (including, without limitation, issuing the approvals and consents listed in SCHEDULES 3.12 AND 4.5), and all required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired; and

                  (b) NO GOVERNMENTAL ORDER OR REGULATION. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no regulation shall have been enacted or promulgated by any governmental authority or agency, that prohibits consummation of the transactions contemplated by this Agreement.

                  (c) STOCKHOLDER APPROVAL. The Stockholder Approval shall be obtained by the necessary affirmative vote of the stockholders of the Purchaser with respect to each matter for which the Stockholder Approval shall be solicited pursuant to SECTION 5.10.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES. The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) LEGAL OPINION. The New Valley Parties and Berliner shall have received from Graubard Mollen & Miller, counsel to the Purchaser, a legal opinion addressed to the New Valley Parties and Berliner and dated the Closing Date, in the form of EXHIBIT I annexed hereto;

                  (b) NECESSARY PROCEEDINGS. All proceedings, corporate or otherwise, to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by officers of the Purchaser as of the Closing, shall have been delivered to the New Valley Parties and Berliner;

                  (c) PLEDGE AND SECURITY AGREEMENT. The Purchaser shall have executed and delivered the Pledge and Security Agreement and shall have made the deliveries referred to in SECTION 2.5 to the collateral agent named therein;

                  (d) DELIVERIES. The Purchaser shall have delivered to the New Valley Parties and Berliner all documents required to be delivered by the Purchaser pursuant to the Purchaser Transaction Documents at or before the Closing; and

                  (e) CONSENTS. The Purchaser shall have obtained and delivered to the New Valley Parties and Berliner the consents set forth in SCHEDULE 4.5.

         SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) LEGAL OPINION. The Purchaser shall have received from Milbank, Tweed, Hadley & McCloy LLP, special counsel to the New Valley Companies, a legal opinion addressed to the Purchaser, dated the Closing Date, in form of EXHIBIT J annexed hereto;

                  (b) CONSENTS. The Selling Parties shall have obtained and delivered to the Purchaser the consents set forth in SCHEDULE 3.12;

                  (c) NECESSARY PROCEEDINGS. All proceedings, corporate or otherwise, to be taken by the Selling Parties in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by the officers of the Selling Parties, as appropriate, as of the Closing, shall have been delivered to the Purchaser;

                  (d) CASH AND MARKETABLE SECURITIES. As of the close of business of the Business Day immediately preceding the Closing Date, Ladenburg shall have cash held at banks, marketable securities and net cash balances in proprietary accounts at clearing brokers in an amount not less than $18,000,000; and

                  (e) DELIVERIES. The Selling Parties shall have delivered to the Purchaser all documents required to be delivered by the Selling Parties pursuant to the Seller Transaction Documents at or before the Closing.

                                  ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.1 INDEMNIFICATION BY THE SELLERS. The New Valley Parties, on the one hand, and Berliner, on the other hand, severally (in proportion to their ownership of the Ladenburg Stock with respect to representations, warranties and covenants that are made by or apply to both of them) shall indemnify and hold harmless the Purchaser and, after the Closing, Ladenburg from and against, and shall reimburse the Purchaser and, after the Closing, Ladenburg for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to (i) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of the Selling Parties contained in this Agreement, (ii) all Claims made against Ladenburg with respect to liabilities and obligations of any Affiliate of Ladenburg (other than a Ladenburg Company) for Taxes as a result of Ladenburg being part of a consolidated group with such Affiliate for federal, state or local income tax purposes, (iii) the matter listed in SCHEDULE 7.1, and (iv) the use of the "Ladenburg" name after the Closing Date by any Affiliate of New Valley, in the case of each of the preceding clauses (ii) and (iii), in excess of any reserves therefor taken into account in the determination of the Closing Net Worth, and notwithstanding, with respect to the preceding clauses (ii) and (iii), that any such Proceeding or other Claim, Tax or failure is disclosed in the Seller Transaction Documents or any Schedule thereto. This indemnity shall survive the Closing for a period of two years after the Closing Date, except that with respect to Claims arising as a result of a breach of the representations and warranties in (A) SECTIONS 3.1 AND 3.4 and with respect to Claims arising pursuant to the preceding clause (iii), it shall survive without limitation as to time, and (B) SECTION 3.11 and with respect to Claims arising pursuant to the preceding clause (ii), it shall survive for a period of two months after the expiration of the statute of limitations for each respective Tax. Any Claim for indemnity asserted within the relevant period shall survive until resolved.

         SECTION 7.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify and hold harmless the New Valley Parties and Berliner from and against, and shall reimburse the Sellers for, any Damages which may be sustained, suffered or incurred by the New Valley Parties or Berliner, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of the Purchaser's covenants, representations, warranties, agreements, obligations or undertakings contained in this Agreement. This indemnity shall survive the Closing for a period of two years after the Closing Date, except that with respect to Claims arising as a result of a breach of the representations and warranties in (A) SECTIONS 4.1 AND 4.3, it shall survive without limitation as to time, and (B) SECTION 4.17, it shall survive for a period of two months after the expiration of the statute of limitations for each respective Tax. Any Claim for indemnity asserted within the relevant period shall survive until resolved.

         SECTION 7.3 NOTICE, ETC. A Party required to make an indemnification payment pursuant to this Agreement ("INDEMNIFYING PARTY") shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement, unless the Party entitled to receive such indemnification payment ("INDEMNIFIED PARTY") gives notice to the Indemnifying Party in accordance with terms hereof, as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such Claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and in any event prior to the applicable date specified in SECTION 7.1 OR 7.2, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. All Claims by any Indemnified Party under this ARTICLE VII shall be asserted and resolved as follows:

                  (a) THIRD-PARTY CLAIMS.

                           (i) In the event that an Indemnified Party becomes
aware of a Third Party Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such Claim, identifying the basis for such Claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such Claim and demand; the "CLAIM NOTICE"); PROVIDED, HOWEVER, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this SECTION 7.3(A), the Indemnifying Party shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel with regard thereto; PROVIDED, HOWEVER, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party (it being understood and agreed that, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action). After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both Parties inappropriate under applicable standards of professional conduct. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). A Claim or demand may not be settled by either party without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) unless, as part of such settlement, the Indemnifying Party shall receive a full and unconditional release reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if such Claim is not exclusively for monetary Damages.

                           (ii) If the Indemnifying Party fails to notify the
Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant to the preceding paragraph then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this paragraph, if the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this paragraph, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                  (b) DIRECT CLAIMS. In the event any Indemnified Party shall have a Direct Claim against any Indemnifying Party hereunder, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party.

                  (c) BOOKS AND RECORDS. In the event of any Claim for indemnity under SECTION 7.1, the Purchaser agrees to give each Seller and its Representatives reasonable access to the books and records and employees of Ladenburg and its subsidiaries in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this ARTICLE VII. After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this ARTICLE VII, the affected Parties each agree to retain all books and records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings.

                  (d) REPRESENTATIVE.

                           (i) Berliner hereby irrevocably appoints New Valley
as its agent hereunder (the "AGENT") with respect to the assertion or contest of indemnity claims hereunder and authorizes New Valley to take such actions on its behalf and to exercise such powers as are reasonably incidental thereto.

                           (ii) In acting as Agent, New Valley shall have the
rights and powers in its capacity as a Seller as stated in this Agreement and the other Transaction Documents and may exercise the same as though it were not the Agent, and may engage in any kind of business with the Purchaser or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

                           (iii) The Agent shall not have any duties or
obligations except those expressly set forth in this SECTION 7.3(D). Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and (c) the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Purchaser or any of its subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it. The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document.

                           (iv) The Agent shall be entitled to rely upon, and
shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Purchaser), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                           (v) The Agent may perform any and all its duties and
exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent.

                           (vi) To the extent that the Purchaser fails to pay
any such amount, Berliner agrees to pay to the Agent 19.9% of all out-of-pocket expenses incurred by the Agent (including the fees, expenses and disbursements of its Affiliates and its Representatives) in its capacity as such.

         SECTION 7.4 ADJUSTMENT TO PURCHASE PRICE. Any indemnification payments made pursuant to this ARTICLE VII shall be deemed to be an adjustment to the Purchase Price.

         SECTION 7.5 LIMITATIONS. Other than for Claims under SECTIONS 3.21 AND
4.25 and the third sentence of SECTION 10.1, no Party shall be required to indemnify another Party under this ARTICLE VII (i) unless with respect to Claims for breaches of representations or warranties, the aggregate of all amounts for which indemnity would otherwise be due against it exceeds the sum of $1,500,000 plus any unapplied portion of the reserve included in the Signing Balance Sheet for the matter listed on SCHEDULE 7.5 (the "BASKET"), in which case the amount for which indemnity shall be due shall be equal to the excess over that amount; PROVIDED, HOWEVER, that, with respect to Claims with respect to the matter listed in SCHEDULE 7.1, the Basket shall not apply and Damages arising thereunder shall be wholly indemnifiable from the first dollar; (ii) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Damages, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of reimbursement, set-off or indemnity or risk sharing arrangement; or (iii) to the extent the Damages arise from or were caused by actions taken or failed to be taken by the Indemnified Party or any of its Affiliates after the Closing or were reflected in the calculation of Closing Net Worth or in reserves accrued in the financial statements. For purposes of clause
(i) of this SECTION 7.5, the New Valley Parties and Berliner shall be considered as a single Party.

         SECTION 7.6 PAYMENT OF CLAIMS. Prior to the maturity of the Notes, the Purchaser shall not offset against amounts due under the Notes any Claims against the New Valley Parties or Berliner prior to settlement or the entry of a final judgment and the expiration of all applicable appeal periods and the failure of the New Valley Parties and Berliner to pay such Claim within ten (10) Business Days after such settlement or expiration. In the event any payment of the indemnity obligations of the New Valley Parties and Berliner set forth in
SECTION 7.1 is required to be made, the New Valley Parties and Berliner may satisfy such payment by delivery to the Purchaser of Notes acquired by them pursuant to this Agreement in a principal amount, together with accrued interest, equal to the amount of the Claims for which payment is required.

         SECTION 7.7 REPRESENTATIONS AND WARRANTIES. For purposes of indemnity under this ARTICLE VII for breach of a representation or warranty of a Party, the representations and warranties shall be the representations and warranties of a Party made herein as of the date hereof, and shall be deemed to be made again as of the Closing Date without regard to supplementation, modification or amendment pursuant to SECTION 5.23, and in each instance without regard to any materiality qualifications or standards otherwise contained therein. If payment is made by an Indemnified Party consistent with the provisions of SECTION 7.3 in settlement of or upon judgment or award granted in a Third Party Claim which is the proper basis for a claim for indemnification hereunder, such payment shall be deemed to be conclusive evidence of the truthfulness of the allegations in such Third Party Claim in determining whether or not a breach of a warranty or representation has occurred.

         SECTION 7.8 EXCLUSIVITY. After the Closing, to the extent permitted by law, the indemnities set forth in this ARTICLE VII shall be the exclusive remedies of the Purchaser, the New Valley Parties and Berliner and their respective officers, directors, Representatives and Affiliates for any misrepresentation or breach of warranty contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

         SECTION 7.9 TAX BENEFITS.

                  (a) If an Indemnified Party is entitled to receive an indemnification payment pursuant to this Agreement, then the Indemnifying Party shall, in addition to making the indemnification payment, pay to the Indemnified Party an additional amount with respect to federal, state and local income and franchise Taxes, computed without taking into account credits and unused net operating loss carry-forwards ("ATTRIBUTABLE TAXES"), if any, that may be payable by the Indemnified Party in respect of the receipt of indemnification payments under this Agreement, determined and payable as described below (the "GROSS UP AMOUNT").

                  (b) If, as a result of any Damages, the Indemnified Party or Ladenburg is entitled to a deduction in determining its Attributable Taxes, the Indemnified Party (or, as to Damages incurred by Ladenburg, the Purchaser) shall pay to the Indemnifying Party the amount of the reduction in Attributable Taxes payable by the Indemnified Party or Ladenburg, determined and payable as described below (the "TAX BENEFIT AMOUNT"), plus interest thereon, from the date the related indemnification payment is made by the Indemnifying Party to the date the Tax Benefit Amount is paid by the Indemnified Party, at an annual rate of interest equal to the mid-term applicable federal rate.

                  (c) The Gross Up Amount with respect to each applicable Tax shall be the amount that, after deduction of the amount of such Tax (taking into account the effect thereon of any other federal, state or local Tax which is deductible in computing such Tax) required to be paid by the Indemnified Party in respect of the receipt of payment of Damages and the Gross Up Amount, shall equal the amount of such Damages. The amount of the Tax to be deducted shall be determined at the marginal tax rate at which the Indemnified Party is subject to such Tax for the taxable year in which the Indemnified Party was required to include the payment of Damages in income with respect to such Tax, such rate to be determined from the particular income or franchise Tax Return filed by the Indemnified Party for such taxable year. The Gross Up Amount shall be payable immediately after each Return has been filed, provided, however, that no payment need be made by the Indemnifying Party unless the Indemnified Party has provided the Indemnifying Party with (i) a statement certified by the Indemnified Party (or an officer or general partner thereof, as the case may be) setting forth the calculations used in determining the Gross Up Amount and (ii) true copies of the applicable Tax Returns.

                  (d) The Tax Benefit Amount with respect to each applicable Tax in any taxable year shall be an amount equal to the excess of (i) the amount of such Tax which would have been payable in respect of that year by the Indemnified Party or, if the Purchaser is the Indemnified Party, by Ladenburg, if no Damages had been incurred or a Gross Up Amount paid, over (ii) the amount of such Tax that would have been payable by such Party in respect of that year assuming it had incurred Damages in an amount equal to the amount of Damages determined pursuant to SECTION 7.1 OR 7.2 (without reduction for the amount of any Basket), such Taxes to be determined from the particular income or franchise Tax Return filed by such party for such taxable year. The Tax Benefit Amount shall be payable immediately after each such Return has been filed. At any time a Party is obligated to make a payment of a Tax Benefit Amount to an Indemnified Party, such Party shall give notice thereof to the Indemnified Party and shall furnish the Indemnifying Party with (i) a statement certified by such party (or an officer or general partner thereof, as the case may be) setting forth the calculations used in determining the Tax Benefit Amount and (ii) true copies of the applicable Tax Returns.

                  (e) If there is a disallowance or a reduction in the Indemnified Party's or Ladenburg's Attributable Taxes with respect to which reduction a payment of a Tax Benefit Amount was made, such disallowance shall be treated as Damages and shall be subject to the indemnification provisions of this Agreement.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

         SECTION 8.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the
Closing:

                  (a) By mutual written consent of the Purchaser and the Sellers;

                  (b) By the Purchaser or New Valley if any competent regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, prohibiting or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable;

                  (c) By the Purchaser or New Valley if the Closing has not occurred by September 30, 2001 for any reason other than breach by the Party seeking to terminate unless the Parties agree to an extension in writing;

                  (d) By New Valley if the Board of Directors of the Purchaser (or any committee thereof) shall have (i) failed to recommend or withdrawn or modified in a manner adverse to the Sellers its approval or recommendation of this Agreement and any of the transactions contemplated hereby, (ii) recommended or taken no position with respect to a proposal for a Purchaser Alternative Transaction or (iii) following the public announcement of a proposal for a Purchaser Alternative Transaction, failed to reconfirm its recommendation of this Agreement and any of the transactions contemplated hereby within five business days following a written request for such reconfirmation by New Valley; or

                  (e) By the Purchaser if the Board of Directors of the Purchaser shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide written proposal for a Superior Purchaser Transaction, but only if the Purchaser and its subsidiaries and other Representatives of the Purchaser shall have complied with their obligations under SECTION 5.16; provided, however, that the Purchaser may not terminate this Agreement pursuant to this clause (e) unless
(x) 48 hours shall have elapsed after delivery to New Valley of a written notice of such determination by the Board of Directors and (y) the Purchaser shall have paid to New Valley any amounts owed by it pursuant to SECTION 8.2(B).

         SECTION 8.2 EFFECT OF TERMINATION. (a) In the event of termination by a Party, or both Parties, pursuant to SECTION 8.1 hereof, written notice thereof shall forthwith be given to the other Party and, except as set forth in this
SECTION 8.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto or its officers, directors, employees, Representatives or Affiliates, and each Party shall bear its own costs and expenses, except that if this Agreement is so terminated by one Party because one or more of the conditions to such Party's obligations hereunder is not satisfied as a result of the other Party's willful failure to comply with its obligations under this Agreement, it is expressly agreed and understood that the terminating Party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, Damages relating thereto, shall survive such termination unimpaired. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

                           (i) Each Party hereto will return all documents, work
papers and other material (and all copies thereof) of the other Party, and, in the case of the Purchaser, of the Ladenburg Companies, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

                           (ii) All confidential information received by either
Party hereto with respect to the business of the other Party shall be treated in accordance with the Confidentiality Agreement.

                  (b) If (I) New Valley shall have terminated this Agreement pursuant to SECTION 8.1(D) or the Purchaser shall have terminated this Agreement pursuant to SECTION 8.1(E), or (II) either New Valley or the Purchaser shall have terminated this Agreement pursuant to SECTION 8.1(C) following the public announcement of a proposal for a Purchaser Alternative Transaction by any person and, within one year after any termination described in this clause (II), the Purchaser (or any of its subsidiaries) shall have entered into a binding agreement providing for the consummation of, or shall have consummated, a Purchaser Alternative Transaction, then, in any of such cases, the Purchaser shall pay the Sellers a termination fee of $1,750,000, plus an amount equal to all documented out-of-pocket expenses and fees incurred by the Sellers and their Affiliates in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses payable to their respective agents and counsel). Any fee payable under this SECTION 8.2(B) shall be paid by wire transfer of immediately available funds (A) within two Business Days after a termination described in clause (I), or (B) concurrent with or prior to the entering into of the binding agreement with respect to, or (in the absence of a binding agreement) the consummation of, such Purchaser Alternative Transaction, in the case of a termination described in clause (II).

                  (c) The Purchaser acknowledges that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Seller would enter into this Agreement; accordingly, if the Purchaser fails promptly to pay the amount due pursuant to such paragraph, and in order to obtain such payment, a Seller commences a suit which results in a judgment against the other for the amounts set forth in such paragraph, the party which brings such suit shall be entitled to have its cost and expenses (including reasonable attorneys' fees and expenses) reimbursed in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

                  (d) Termination of this Agreement pursuant to SECTION 8.1(D) or 8.1(E) shall also entitle the Purchaser to cancel the Purchaser Stockholder Meeting.

                                   ARTICLE IX

                                   DEFINITIONS

         SECTION 9.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ADJUSTMENT EVENT" means, with respect to the Purchaser Common Stock, reclassifications, stock splits, stock dividends, share combinations and similar changes affecting the Purchaser Common Stock as a whole and all holders thereof.

         "AFFILIATE" means, with respect to a person or entity, any other person or entity controlling, controlled by or under common control with such first person or entity.

         "AGREED DISCLOSURE" has the meaning specified in SECTION 10.3.

         "AGREEMENT" has the meaning specified in the Recitals.

         "AMEX" means The American Stock Exchange, Inc.

         "ATTRIBUTABLE TAXES" has the meaning specified in SECTION 7.9(A).

         "AUDITED 1999 FINANCIAL STATEMENT" has the meaning specified in SECTION 3.6.

         "BASKET" has the meaning specified in SECTION 7.5.

         "BERLINER" has the meaning specified in the Recitals.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

         "CLAIM" has the meaning specified in the definition of "Third Party Claim."

         "CLAIM NOTICE" has the meaning specified in SECTION 7.3(A).

         "CLOSING" has the meaning specified in SECTION 2.1.

         "CLOSING DATE" has the meaning specified in SECTION 2.1.

         "CLOSING NET WORTH" has the meaning specified in SECTION 2.4(A).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" has the meaning specified in SECTION 4.4.

         "CONFIDENTIALITY AGREEMENT" has the meaning specified in SECTION 5.2.

         "CONTRACTS" has the meaning specified in SECTION 3.9(C).

         "DAMAGES" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in ARTICLE
VII) to have been sustained, suffered or incurred by a Party and to have arisen from an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

         "DIRECT CLAIM" means any Claim other than a Third Party Claim.

         "8-K" has the meaning specified in SECTION 4.4.

         "EMPLOYEE BENEFIT PLANS" has the meaning specified in SECTION 3.15(A).

         "EMPLOYEE WELFARE PLANS" has the meaning specified in SECTION 3.15(C).

         "ENFORCEMENT COMMITTEE" has the meaning specified in SECTION 2.9.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" has the meaning specified in SECTION 1.3(A).

         "ESCROW AGREEMENT" has the meaning specified in SECTION 1.3(A).

         "EVALUATION MATERIAL" has the meaning specified in SECTION 5.2.

         "FINANCIAL STATEMENTS" has the meaning specified in SECTION 3.6.

         "GAAP" has the meaning specified in SECTION 3.6.

         "GROSS UP AMOUNT" has the meaning specified in SECTION 7.9(A).

         "INDEMNIFIED PARTY" has the meaning specified in SECTION 7.3.

         "INDEMNIFYING PARTY" has the meaning specified in SECTION 7.3.

         "INITIAL DETERMINATION" has the meaning specified in SECTION 2.4(B).

         "LADENBURG" has the meaning specified in the Recitals.

         "LADENBURG COMPANIES" has the meaning specified in SECTION 3.1(E).

         "LADENBURG STOCK" has the meaning specified in the Recitals.

         "LADENBURG SUBSIDIARIES" has the meaning specified in SECTION 3.1(C).

         "LEASES" has the meaning specified in SECTION 3.9(B).

         "LENDER" has the meaning specified in SECTION 4.11.

         "LIEN" has the meaning specified in SECTION 3.3.

         "LTGI" has the meaning specified in the Recitals.

         "LTI" has the meaning specified in SECTION 1.2.

         "LTI STOCK" has the meaning specified in SECTION 1.2.

         "NEW VALLEY" has the meaning specified in the Recitals.

         "NEW VALLEY COMPANIES" has the meaning specified in the introductory clause of ARTICLE III.

         "NEW VALLEY PARTIES" has the meaning specified in the Recitals.

         "1933 ACT" has the meaning specified in SECTION 3.28.

         "1934 ACT" has the meaning specified in SECTION 3.5(A).

         "NOTES" has the meaning specified in SECTION 1.3(B).

         "NYSE" has the meaning specified in SECTION 5.23(A).

         "PARTY" means, as the context requires, the Selling Parties or any of them, on the one hand, and the Purchaser, on the other hand (collectively, the "PARTIES").

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PERMITS" has the meaning specified in SECTION 3.7.

         "PLEDGE AND SECURITY AGREEMENT" has the meaning specified in SECTION
2.5.

         "PRINCIPALS" has the meaning specified in SECTION 5.17(A).

         "PROCEEDINGS" has the meaning specified in SECTION 3.10.

         "PROXY AND VOTING AGREEMENT" has the meaning specified in SECTION 2.6.

         "PROXY STATEMENT" has the meaning specified in SECTION 5.11.

         "PURCHASER" has the meaning specified in the Recitals.

         "PURCHASER ALTERNATIVE TRANSACTION" has the meaning specified in
SECTION 5.16.

         "PURCHASE PRICE" has the meaning specified in SECTION 1.3.

         "PURCHASER BALANCE SHEET" has the meaning specified in SECTION 4.13(B).

         "PURCHASER COMMON STOCK" has the meaning specified in SECTION 1.3(C).

         "PURCHASER COMPANIES" has the meaning specified in SECTION 4.1(B)).

         "PURCHASER FINANCIAL STATEMENTS" has the meaning specified in SECTION 4.4.

         "PURCHASER SEC FILINGS" has the meaning specified in SECTION 4.4.

         "PURCHASER STOCKHOLDER MEETING" has the meaning specified in SECTION 5.10.

         "PURCHASER SUBSIDIARIES" has the meaning specified in SECTION 4.1(A).

         "PURCHASER TRANSACTION DOCUMENTS" has the meaning specified in SECTION 4.2(A).

         "PURCHASER'S ACCOUNTANTS" means Richard A. Eisner & Company, LLP or any successor firm appointed by the Purchaser.

         "PURCHASER'S KNOWLEDGE" means the actual knowledge of the Principals, Joseph Berland, Joseph Pickard and Diane Chillemi.

         "REPRESENTATIVES" of any Party means such Party's employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

         "RETURNS" has the meaning specified in SECTION 3.11.

         "SELLER TRANSACTION DOCUMENTS" has the meaning specified in SECTION
3.2.

         "SELLERS" has the meaning specified in SECTION 1.2.

         "SELLERS' ACCOUNTANTS" means PricewaterhouseCoopers LLP or any successor firm appointed by New Valley.

         "SELLING PARTIES" has the meaning specified in SECTION 2.2.

         "SELLING PARTIES' KNOWLEDGE" means the actual knowledge of Holger Timm and Wolfgang Janka (in the case of Berliner) and Howard Lorber, Richard Lampen and J. Bryant Kirkland III (in the case of New Valley).

         "SIGNING BALANCE SHEET" has the meaning specified in SECTION 3.6.

         "SIGNING 8-KS" has the meaning specified in SECTION 10.3.

         "SIGNING INCOME STATEMENT" has the meaning specified in SECTION 3.6.

         "SIGNING RELEASE" has the meaning specified in SECTION 10.3.

         "STOCKHOLDER APPROVAL" has the meaning specified in SECTION 5.10.

         "SUPERIOR PURCHASER TRANSACTION" has the meaning specified in SECTION 5.16.

         "TAX" or "TAXES" means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever (whether payable directly or by with the Purchaser), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "TAX BENEFIT AMOUNT" has the meaning specified in SECTION 7.9(B).

         "10-KS" has the meaning specified in SECTION 4.4.

         "10-K/AS" has the meaning specified in SECTION 4.4.

         "10-QS" has the meaning specified in SECTION 4.4.

         "THIRD PARTY CLAIM" means a claim, demand, suit, proceeding or action ("CLAIM") by a person, firm, corporation or government entity other than a Party hereto or any Affiliate of such Party.

         "TRANSACTION DOCUMENTS" mean, collectively, the Seller Transaction Documents and the Purchaser Transaction Documents.

         "UNDERWRITERS' WARRANTS" has the meaning specified in SECTION 3.31.

         "UKRAINE FUND" has the meaning specified in SECTION 3.4(B).

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1 EXPENSES. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. The New Valley Parties and Berliner shall pay all such expenses incurred at and prior to the Closing by the Ladenburg Companies. Notwithstanding the foregoing, the Purchaser and New

Valley shall share equally the cost of all filing fees required to be paid by either of them or any of their Affiliates, whether before or after the Closing, in connection with the transactions contemplated by this Agreement with respect to filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. New Valley and Berliner acknowledge and agree that the Purchaser has disclosed that it is obligated and will become further obligated for the reasonable fees and expenses of its Representatives (including Richard A. Eisner & Company, LLP and Graubard Mollen & Miller) in connection with this Agreement and the transactions contemplated hereby. It is understood and agreed that certain of such fees and expenses have been paid by the Purchaser prior to the execution of this Agreement, other of such fees and expenses will be paid prior to the Closing and the balance of such fees and expenses that are due and owing will be paid promptly thereafter.

         SECTION 10.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally or by nationally recognized courier or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)      If to New Valley:

                                    New Valley Corporation
                                    100 S.E. Second Street, 32nd Floor
                                    Miami, Florida 33131
                                    Attention:  Howard M. Lorber
                                    Telecopier No.: 305-579-8001

                           with a copy to:

                                    Milbank, Tweed, Hadley & McCloy LLP
                                    1 Chase Manhattan Plaza
                                    New York, New York 10005-1413
                                    Attention:  Mark Weissler, Esq.
                                    Telecopier No.: 212-530-5219

(b)      If to LTGI:

                                    Ladenburg Thalmann Group Inc.
                                    c/o New Valley Corporation
                                    100 S.E. Second Street, 32nd Floor
                                    Miami, Florida 33131
                                    Attention:  Richard Lampen
                                    Telecopier No.:  305-579-8009
                           with a copy to:

                                    Milbank, Tweed, Hadley & McCloy LLP
                                    1 Chase Manhattan Plaza
                                    New York, New York 10005-1413
                                    Attention:  Mark Weissler, Esq.
                                    Telecopier No.: 212-530-5219

(c)      If to Ladenburg:

                                    Ladenburg, Thalmann & Co. Inc.
                                    590 Madison Avenue
                                    New York, New York 10022
                                    Attention:  Victor Rivas
                                    Telecopier No.: 212-317-8192

                           with a copy to:

                                    Milbank, Tweed, Hadley & McCloy LLP
                                    1 Chase Manhattan Plaza
                                    New York, New York 10005-1413
                                    Attention:  Mark Weissler, Esq.
                                    Telecopier No.: 212-530-5219

(d)      If to Berliner:

                                    Berliner Effektengesellschaft AG
                                    Kurfurstendamm 119
                                    10711 Berlin, Germany
                                    Attention: Dr. Wolfgang Janka
                                    Telecopier No.: 01149-30-8902-196

(e)      If to the Purchaser:

                                    GBI Capital Management Corp.
                                    1055 Stewart Avenue
                                    Bethpage, New York 11714
                                    Attention:  Richard Rosenstock
                                    Telecopier No.:  516-470-1050

                           with a copy to:

                                    Graubard Mollen & Miller
                                    600 Third Avenue
                                    New York, New York  10016
                                    Attention:  David Alan Miller, Esq.
                                    Telecopier No.:  212-818-8881

         SECTION 10.3 PRESS RELEASE; PUBLIC ANNOUNCEMENTS; FILINGS. Promptly after execution of this Agreement, the Parties shall issue a press release in the form of EXHIBIT K annexed hereto (the "SIGNING RELEASE"). The Purchaser and New Valley shall also each file with the Commission a Report on Form 8-K with respect to the transactions contemplated hereby (the "SIGNING 8-KS" and together with the Signing Release, the "AGREED DISCLOSURE"). Each Signing 8-K shall be provided by its preparer to the other Party prior to filing and the other Party shall be given a reasonable opportunity to comment thereon. Upon acceptance of the Signing 8-Ks by both the Purchaser and New Valley, the Agreed Disclosure shall serve as the basis for any public disclosure by the Parties of the transactions contemplated hereby. The Parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein inconsistent with the Agreed Disclosure without prior consultation and approval as to the form and content thereof except to the extent required by law. Notwithstanding the foregoing, a Party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other Party shall be given such reasonable advance notice as is practicable in the circumstances and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. The Parties may also make appropriate disclosure of the transactions contemplated by this Agreement to their officers, directors and Representatives.

         SECTION 10.4 AMENDMENT. Subject to SECTION 2.9, this Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

         SECTION 10.5 WAIVER. A Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

         SECTION 10.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

         SECTION 10.8 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. Without limitation of the foregoing,
(a) no representations or warranties with respect to the business, operations, financial condition, prospects, income, assets or liabilities of the Ladenburg Companies have been made to the Purchaser, and the Purchaser has not relied upon any representations or warranties, except as explicitly set forth in the Seller Transaction Documents, and no representations or warranties have been made to the Purchaser with respect to the intentions of any employee (or group of employees comprising an operating unit) of Ladenburg to remain in the employ of the Ladenburg Companies from and after the Closing, and the Purchaser has not relied upon any such representation or warranty and (b) no representations or warranties with respect to the business, operations, financial condition, prospects, income, assets or liabilities of the Purchaser have been made to the Selling Parties, and the Selling Parties have not relied upon any representations or warranties, except as explicitly set forth in the Purchaser Transaction Documents.

         SECTION 10.9 BENEFIT. This Agreement may not be assigned. This Agreement shall inure to the benefit of and be binding upon the successors of the Parties. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person or entity other than any person or entity entitled to indemnity under ARTICLE VII, and except that the directors, officers and employees of the Purchaser are intended to be third party beneficiaries solely for the purpose of claims they may have under SECTION 5.19.

         SECTION 10.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflicts of law.

         SECTION 10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         SECTION 10.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. New Valley and each Seller hereby irrevocably appoints the President of New Valley Corporation, at its offices at 590 Madison Avenue, 35th Floor, New York, New York 10022, and the Purchaser hereby irrevocably appoints the President of GBI Capital Management Corp., at its offices at 1055 Stewart Avenue, Bethpage, New York 11714, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Agreement or any of the Transaction Documents or any of the transactions contemplated thereby and upon whom such process may be served, with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that in the case of any service upon such agent and attorney, the Party effecting such service shall also deliver a copy thereof to the other Parties at the address and in the manner specified in Section 10.2. New Valley, the Sellers and the Purchaser will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such Party will appoint a successor agent and attorney in the City of New York, reasonably satisfactory to the other Parties, with like powers. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any such action, suit or proceeding arising out of or relating to this Agreement or any of the Transaction Documents or any of the transactions contemplated thereby, and agrees that any such action, suit or proceeding shall be brought only in such court; PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this SECTION 10.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

         SECTION 10.14 SPECIFIC PERFORMANCE. The Parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Agreement would be inadequate, and each Party hereto hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

         GBI CAPITAL MANAGEMENT CORP.

         By:  /s/ RICHARD J. ROSENSTOCK
            -----------------------------------------
              Name:   Richard J. Rosenstock
              Title:     President

         NEW VALLEY CORPORATION

         By:  /s/ RICHARD J. LAMPEN
            -----------------------------------------
              Name:   Richard J. Lampen
              Title:  Executive Vice President

         BERLINER EFFEKTENGESELLSCHAFT AG

         By:  /s/ HOLGER TIMM
            -----------------------------------------
              Name:   Holger Timm
              Title:  Chief Executive Officer

         LADENBURG, THALMANN GROUP INC.

         By:  /s/ VICTOR M. RIVAS
            -----------------------------------------
              Name:   Victor M. Rivas
              Title:  Chairman & Chief Executive Officer

         LADENBURG, THALMANN & CO. INC.


         By:  /s/ VICTOR M. RIVAS
            -----------------------------------------
              Name:   Victor M. Rivas
              Title:  Chairman & Chief Executive Officer





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